UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __ )

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Avon Products, Inc.

(Name of Registrant as Specified In Its Charter)

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March 31, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders, which will be held at 10:00 a.m. on Thursday, May 4, 2006, at the Directors Guild of America Theater, 110 West 57th Street, New York City.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. You can vote via the Internet, by telephone or by completing the enclosed proxy card. Instructions for voting via the Internet or telephone are given on the enclosed proxy card.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung Chairman of the Board and Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2006 Annual Meeting of Shareholders of Avon Products, Inc. will be held at the Directors Guild of America Theater, 110 West 57th Street, New York, New York 10019 on Thursday, May 4, 2006 at 10:00 a.m. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2007;

(2)	To act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2006;

(3)	If presented, to consider and vote on a shareholder proposal requesting director election by majority vote;

(4)	If presented, to consider and vote on a shareholder proposal requesting a report on breast cancer fundraising and grant distribution;

(5)	If presented, to consider and vote on a shareholder proposal requesting the benchmarking of incentive compensation goals against peer group performance;

(6)	If presented, to consider and vote on a shareholder proposal requesting a toxics policy report; and

(7)	To transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on March 15, 2006, as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

THE BOARD OF DIRECTORS URGES YOU

TO MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD

IN THE POSTAGE-PREPAID ENVELOPE PROVIDED

OR TO VOTE BY THE INTERNET OR BY TELEPHONE.

Kim K. Azzarelli
Vice President, Associate General Counsel and Corporate Secretary

March 31, 2006

New York, New York

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 4, 2006. As a shareholder, you are invited to attend the Annual Meeting and you are entitled and requested to vote on the matters set forth in the Notice of Annual Meeting of Shareholders, which are described in this Proxy Statement. In addition, at the Annual Meeting, we will review the business and operations of the Company and respond to questions from shareholders.

Who may attend the Annual Meeting?

Anyone who was a shareholder as of the close of business on March 15, 2006 may attend the Annual Meeting if you have an admission ticket and photo identification. For shareholders of record, an admission ticket is attached to the proxy card sent with this Proxy Statement. If you plan to attend the Annual Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual Meeting. For beneficial owners holding shares in a bank or brokerage account, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership (such as a brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request and mail the admission ticket to you. Anyone who arrives without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder of the Company as of March 15, 2006.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “shareholder of record,” and the proxy materials have been sent directly to you by Avon. If your shares are held in a stock brokerage account or by a bank or other record holder, you are considered the “beneficial owner” of shares held in “street name.” The proxy materials have been forwarded to you by your broker, bank or other record holder who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other record holder on how to vote and you are also invited to attend the Annual Meeting. Your broker, bank or other record holder has enclosed or provided voting instructions for you to use in directing the voting of your shares.

What is the purpose of this Proxy Statement?

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm and, if presented, four proposals by shareholders, and this Proxy Statement also contains other required information. The Proxy Statement and accompanying proxy card are being mailed on or about March 31, 2006.

Who is entitled to vote?

Only holders of record of Avon’s common stock at the close of business on March 15, 2006 are entitled to vote. There were approximately 450,009,084 shares of Avon’s common stock outstanding on March 15, 2006. Shareholders are entitled to vote cumulatively for the election of directors and to cast one vote per share on all other matters. For more information on cumulative voting, see the description on page 4 under “Proposal 1—Election of Directors.”

How do I vote my shares in person at the Annual Meeting?

Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other record holder that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How do I vote my shares without attending the Annual Meeting?

You can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you. Also, shareholders can vote by telephone or via the Internet unless you want to cumulate your votes, in which case you must vote by using the proxy card. Voting information is provided on the enclosed proxy card.

If your shares are held in the name of a bank, broker or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on the bank’s or other record holder’s voting process. Your bank, broker or other record holder may not be permitted to exercise voting discretion as to some of the matters to be acted upon. Therefore, please give voting instructions to your bank, broker or other record holder.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions relating to the election of directors, the ratification of the appointment of our independent registered public accounting firm and, if presented, the individual shareholder proposals. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

What if I don’t mark the boxes on my proxy?

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth with the description of each Proposal in this Proxy Statement. In summary, the Board recommends a vote for the election of directors and the ratification of the appointment of our independent registered public accounting firm and against the individual shareholder proposals.

May I revoke or change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to the Secretary of Avon, by delivering a proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential, except as necessary to meet applicable legal requirements and to allow for the tabulation of votes and certification of the vote, for all matters other than contested elections.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a bank, broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Directors are elected by a plurality of the votes cast. The approval of Proposals 2, 3, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan?

We are also mailing this Proxy Statement and proxy card to participants in the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan. The trustees of the Plans, as record holders of the shares held in the Plans, will vote the shares allocated to your account under the Plans in accordance with your instructions. Unless your proxy card is received by 11:59 p.m. (New York time) on May 1, 2006 and unless you have specified your instructions, your shares cannot be voted by the trustees.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, you should complete and return the proxy card as soon as possible, but no later than the closing of the polls at the Annual Meeting. If you vote by telephone or the Internet, your vote must be received by 11:59 p.m. (New York time) on May 3, 2006. If you hold shares in the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, as indicated above, your voting instructions must be received by 11:59 p.m. (New York time) on May 1, 2006. If your shares are held in street name, you should return your voting instructions in accordance with the instructions provided by the bank, broker or other record holder who holds the shares on your behalf.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in our quarterly report on Form 10-Q for the second quarter of 2006.

PROPOSAL 1—ELECTION OF DIRECTORS

Effective from and after the date of the 2006 Annual Meeting, the Board of Directors has fixed the number of directors at 10. At last year’s Annual Meeting, our shareholders approved a proposal to amend our Restated Certificate of Incorporation and By-Laws to eliminate the classification of our Board of Directors. As a result, each of our current directors has agreed to tender his or her resignation in connection with the 2006 Annual Meeting and stand for re-election for a term of one year, except for Susan J. Kropf who has announced her intention not to stand for re-election. Each nominee elected as a director will hold office until the next succeeding annual meeting or until his or her successor is elected and qualified.

PROPOSAL 1: The Board of Directors has nominated W. Don Cornwell, Edward T. Fogarty, Stanley C. Gault, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Paul S. Pressler, Paula Stern and Lawrence A. Weinbach to serve for a term of one year expiring at the Annual Meeting in 2007.

All shares duly voted will be voted for the election of directors as specified by the shareholders. Unless otherwise specified, it is the intention of the persons named on the enclosed proxy card to vote FOR the election of all of the nominees, each of whom has consented to serve as a director of the Company if elected. We have no reason to believe that any of the nominees will be unable or decline to serve as a director.

In voting for the election of directors, you are entitled to vote cumulatively. Each shareholder is entitled to cast the number of votes equal to the number of shares held of record by the shareholder, multiplied by the number of directors to be elected in the election. You may cast all of such votes in this election for a single nominee, or distribute them among any two or more nominees, as you see fit. If you wish to cumulate your votes, you will need to submit a proxy card or a ballot and indicate the distribution of your votes among the nominees in the space provided on the enclosed proxy card or on your ballot when voting at the Annual Meeting. If votes are not so distributed on the proxy card or ballot, then persons named as proxies may exercise the right to vote your shares represented by such proxy cumulatively and may distribute the votes represented by such proxy among one or more of the nominees listed below in any manner they see fit. Cumulative voting by telephone or via the Internet is not possible. If you hold shares beneficially in street name and wish to cumulate votes, you should contact your bank, broker or other record holder.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee in accordance with the corporate governance guideline adopted by the Board in January 2006 and described on page 12.

Set forth below is certain information furnished to the Company by each nominee.

Your Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

Nominees for the Board of Directors

W. DON CORNWELL

Director since 2002                    Age: 58

Mr. Cornwell is Chairman and Chief Executive Officer of Granite Broadcasting Corporation, a group broadcasting company that owns and operates television stations across the U.S., which he founded in 1988. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1980. Mr. Cornwell is a director of Granite Broadcasting Corporation. He is also a director of CVS Corporation and Pfizer, Inc. (Mr. Cornwell has announced his intention to step down from the board of one public company before the end of 2006). He is a director of the Wallace Foundation, serves as chairman of the Telecommunications Development Fund, and is a trustee of Big Brothers Big Sisters of New York.

EDWARD T. FOGARTY

Director since 1995                    Age: 69

Mr. Fogarty was the Chairman, President and Chief Executive Officer of Tambrands, Inc., a major global consumer products company, from September 1996 to July 1997. Prior to assuming that position, Mr. Fogarty was President and Chief Executive Officer of Tambrands from May 1994 to September 1996. Previously, he was President-USA/Canada/Puerto Rico for the Colgate–Palmolive Company from 1989 to 1994. From 1983 to 1989, he was President, Worldwide Consumer Products, at Corning Inc.

STANLEY C. GAULT

Director since 1985                    Age: 80

Mr. Gault was elected Chairman of the Board of Directors in a non-executive capacity, effective November 4, 1999 and served as Chairman until September 6, 2001. Mr. Gault was the Chairman of the Board of The Goodyear Tire & Rubber Company from June 1991 to June 1996, a manufacturer of tires, chemicals, polymers, plastic film and other rubber products. Mr. Gault was Chief Executive Officer of that Company from June 1991 to December 1995. Previously, he was Chairman of the Board and Chief Executive Officer of Rubbermaid Incorporated from May 1980 to May 1991. He is Chairman Emeritus of the Board of The College of Wooster and a director of the National Association of Manufacturers.

FRED HASSAN

Director since 1999                    Age: 60

Mr. Hassan is the Chairman and Chief Executive Officer of Schering-Plough Corporation, a research-based global pharmaceutical company. Prior to assuming this position in April 2003, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Schering-Plough Corporation. He is also a past Chairman of PhRMA (Pharmaceutical Research and Manufacturers Association).

ANDREA JUNG

Director since 1998                    Age: 47

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung was a member of the Board of Directors since January 1998, President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 57

Ms. Lagomasino is the Chief Executive Officer of Asset Management Advisors, LLC, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She is a director of the Coca-Cola Company and a trustee of the Synergos Institute.

ANN S. MOORE

Director since 1993                    Age: 55

Mrs. Moore is Chairman and Chief Executive Officer of Time, Inc. Prior to assuming this position in July 2002, Mrs. Moore was Executive Vice President of Time, Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, The Parenting Group, People, InStyle, Teen People, People en Espanol and Real Simple. Mrs. Moore joined Time, Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

PAUL S. PRESSLER

Director since 2005                    Age: 49

Mr. Pressler joined Gap Inc. as president and chief executive officer in September 2002. Prior to joining Gap Inc., Mr. Pressler spent fifteen years with The Walt Disney Company where he was Chairman of the company’s Global Theme Park and Resorts Division. Mr. Pressler previously served as President of Disneyland, President of The Disney Stores and Senior Vice President of Disney Licensing. Prior to Disney, he was Vice President of Marketing and Design for Kenner-Parker Toys. Mr. Pressler was appointed to Gap Inc.’s Board of Directors in October 2002. He serves on the Board of Big Brothers Big Sisters of America.

PAULA STERN, PhD.

Director since 1997                    Age: 60

Dr. Stern is Chairwoman of The Stern Group, Inc., an economic analysis and trade advisory firm established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1986, and was its Chairwoman from 1984 to 1986. Dr. Stern is a director of Hasbro, Inc. and Avaya, Inc. She serves on the boards of a number of academic and international organizations.

LAWRENCE A. WEINBACH

Director since 1999                    Age: 66

Mr. Weinbach is a partner in Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation, a worldwide information services and technology company. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004 his title changed to Chairman and Chief Executive Officer and he held the position of Chairman since January 2005. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is a director of UBS, AG.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Company’s Board of Directors held nine meetings in 2005. The Board has the following regular standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance and Strategic Planning Committee. The charters of each Committee, the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics are available on the Company’s investor website (www.avoninvestor.com) and in print to any shareholder upon request. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. No director attended less than 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2005 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management regarding issues relating to the Company.

The non-management directors meet in regularly scheduled executive session, as needed, without the management directors or other members of management. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has appointed Stanley C. Gault to preside at all executive sessions of the Board and will review this appointment periodically. In the absence of the presiding director from any executive session, the non-management directors will choose from among themselves one director to preside at such executive session. A shareholder who wishes to communicate with the Board, the non-management directors as a group, the presiding director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

The Committee memberships listed below were effective as of December 31, 2005.

Audit Committee

Current Members	Messrs. Weinbach (Chair), Cornwell, Fogarty and Ms. Lagomasino

Number of Meetings in 2005	Nine

Primary Responsibilities	The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “audit committee financial expert,” under the rules of the Securities and Exchange Commission. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter, which is attached as Appendix A to this Proxy Statement, and include: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants the Company’s annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; the appointment, compensation, retention and oversight of the independent accountants; approving all audit and non-audit fees and services; and reviewing with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls. The Committee’s Charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website. In addition, a separate report of the Audit Committee is set forth below.

Compensation Committee

Current Members	Mrs. Moore (Chair), Messrs. Gault and Hassan and Ms. Lagomasino

Number of Meetings in 2005	Five

Primary Responsibilities	The Compensation Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of the Company’s executives. The responsibilities of the Committee are set forth in the Committee’s Charter, which is attached as Appendix B to this Proxy Statement, and include: establishing the Company’s overall compensation and benefits philosophy; reviewing and approving the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, and recommending to the independent members of the Board the compensation of the Chief Executive Officer; recommending the compensation for any other employee of the Company who is also a director of the Company; determining and approving the compensation of all senior officers; approving or recommending for shareholder approval all incentive compensation plans and equity-based plans and grants of awards thereunder; approving the adoption or amendment of employee benefit plans; and approving agreements with senior officers. The Committee’s Charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of January 26, 2006; any future revisions will be posted to the same location on our website. In addition, a separate report of the Compensation Committee is set forth below.

Nominating and Corporate Governance Committee

Current Members	Mr. Gault (Chair), Mr. Hassan, Mrs. Moore and Dr. Stern

Number of Meetings in 2005	Six

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the annual meeting of shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; reviews the Company’s management succession plans and oversees the evaluation of management; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter, which is attached as Appendix C to this Proxy Statement, and include: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors; and establishing and reviewing the principles for the selection and performance review of the Chief Executive Officer. The Committee’s Charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of January 26, 2006; any future revisions will be posted to the same location on our website.

Finance and Strategic Planning Committee

Current Members	Messrs. Fogarty (Chair), Cornwell, Pressler and Dr. Stern

Number of Meetings in 2005	Six

Primary Responsibilities	The Finance and Strategic Planning Committee assists the Board in fulfilling its responsibilities to oversee the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies, banking relationships and funding of the Company’s employee benefit plans, and the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The responsibilities of the Committee are set forth in the Committee’s charter, which is attached as Appendix D to this Proxy Statement, and include: reviewing with management on a timely basis significant financial matters of the Company, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and financial risk management; and reviewing with management the Company’s strategic planning process and procedures and its strategic plans. The Committee’s Charter is also available on the Company’s investor website (www.avoninvestor.com) and was most recently revised as of December 1, 2004; any future revisions will be posted to the same location on our website.

Director Independence

The Board of Directors assesses the independence of its members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as the Company’s Corporate Governance Guidelines. As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of Avon stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

Until March 2005, Maria Elena Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co., an investment banking firm that performed services for the Company during the course of 2005, a substantial portion of which was a continuation of the banking, risk management and administrative services regularly provided during 2004. The Company conducts no business with JP Morgan Private Bank. Ms. Lagomasino derived no direct benefit from services performed on behalf of Avon by JP Morgan Chase & Co. and any indirect benefit she may have derived was immaterial and incidental.

The Company, as is common for major global consumer products companies, regularly advertises through various media, including television and magazines. Some of these advertisements may appear from time to time on television stations owned by or associated with Granite Broadcasting Corp., of which Mr. Cornwell is Chairman and Chief Executive Officer, or in magazines owned by Time, Inc., of which Mrs. Moore is Chairman and Chief Executive Officer. In 2005, the aggregate cost of advertisements appearing on such television stations or in such magazines was not material to Avon nor was the associated revenue material to either Granite Broadcasting Corp. or Time, Inc.

Based on the materiality standard described above, none of the relationships between the Company and Ms. Lagomasino, Mrs. Moore or Mr. Cornwell, respectively, or any of the other non-management directors was material during 2005. The Board of Directors has concluded that each non-management director is independent of the Company.

Director Nomination Process & Shareholder Nominations

As noted above, the Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

If there is a need for a new director because of an open position on the Board or because the Board has determined to increase the total number of directors, the Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates, for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances, the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in the Company’s Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

In addition, shareholders of record may nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to the Corporate Secretary of the Company.

Board Policy Regarding Voting for Directors

The Company has adopted a corporate governance guideline whereby any nominee for director who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. The Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the stated reasons why shareholders “withheld” votes, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred, and the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered. The above is set forth in the Company’s Corporate Governance Guidelines, which are attached as Appendix E to this Proxy Statement, and are also available on the Company’s investor website (www.avoninvestor.com).

Director Compensation and Stock Ownership Guidelines

Directors who are officers or employees of the Company or any subsidiary of the Company receive no remuneration for services as a director. Effective as of January 1, 2006, each non-management director is entitled to an annual retainer of $150,000, consisting of $50,000 in cash plus an annual grant of shares of the Company’s common stock having a market value as of the date of grant of approximately $100,000, based on the average mean price of the Company’s common stock as reported on the New York Stock Exchange for the preceding ten trading days. Such grants are made immediately after the Annual Meeting. All shares so granted to a non-management director are restricted as to transfer until he or she retires from the Board, but will immediately be entitled to regular dividends and the same voting rights as all other outstanding shares of the Company’s common stock.

In addition to the annual retainer, each non-management director receives a retainer of $10,000 for membership on the Audit Committee and $5,000 for membership on each other Committee of the Board of Directors on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee and $5,000 for all other Committees. The Company has adopted a compensation plan for its non-management directors permitting them by individual election to defer all or a portion of their cash fees. The value of such deferred fees, depending upon elections made by such director, may increase or decrease proportionately with the price of the Company’s common stock or earn interest at a rate based on the prime rate.

In January 2006, the Nominating and Corporate Governance Committee approved an amendment to the Avon Products, Inc. Compensation Plan for Non-Employee Directors to discontinue the payment of directors’ fees in the form of stock options and to substitute a comparable increase in directors’ fees in the form of cash and restricted stock, as described above. In 2005, under the previous plan, each director received a grant of options to purchase 8,000 shares of the Company’s common stock (at an exercise price based on the price per share as reported on the New York Stock Exchange on the date of the grant), a grant of shares of restricted stock, as described above, having a market value as of the date of grant of approximately $35,000, and a cash retainer of $35,000. In addition, each director received the committee membership and chair fees as described above.

In September 2001, the Board of Directors adopted a stock ownership guideline providing that non-management directors should own common stock of the Company having a value equal to or greater than five times the annual retainer for directors within five years or, in the case of new directors, within five years from the date of their election to the Board.

EXECUTIVE OFFICERS

The executive officers of the Company as of the date hereof are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which Directors are elected, or until his or her successor is elected, except in the event of death, resignation or removal or the earlier termination of the term of office. In connection with the Company’s recent restructuring initiatives, the Board of Directors designated the Company’s executive officers in January 2006.

Name	Present Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	47	1997

Susan J. Kropf	President and Chief Operating Officer	57	1997

Brian C. Connolly	Executive Vice President, Global Sales Strategy	50	2002

Charles W. Cramb	Executive Vice President, Finance and Technology and Chief Financial Officer	59	2005

Elizabeth Smith	Executive Vice President, President North America and Global Marketing	42	2005

Lucien Alziari	Senior Vice President, Human Resources	46	2004

Pauline Brown	Senior Vice President, Corporate Strategy and Global Business Development	39	2006

Bennett R. Gallina	Senior Vice President, China, Western Europe, the Middle East and Africa	51	2006

Charles M. Herington	Senior Vice President, Latin America	46	2006

John Philip Higson	Senior Vice President, Central and Eastern Europe	48	2006

Gilbert L. Klemann, II	Senior Vice President and General Counsel	55	2001

John F. Owen	Senior Vice President, Global Supply Chain	48	2006

James C. Wei	Senior Vice President, Asia Pacific	48	2006

Richard S. Foggio	Group Vice President and Corporate Controller	46	2006

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung was a member of the Board of Directors since January 1998, President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a member and former Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association (CTFA) and a director of Catalyst.

Susan J. Kropf was elected as Avon’s President and Chief Operating Officer of the Company in January 2001, previously having been Executive Vice President and Chief Operating Officer, North America and Global Business Operations since November 1999. Prior to that, she was Executive Vice President and President, North America since March 1997 and a member of the Board of Directors of the Company effective January 1998. Prior to that, she was President—Avon U.S. and President, New and Emerging Markets. Mrs. Kropf joined the Company in 1970 and held various positions in manufacturing, marketing and product development. Mrs. Kropf is a director of MeadWestvaco Corporation, The Sherwin-Williams Company and the Wallace Foundation.

Brian C. Connolly has been Avon’s Executive Vice President, Global Sales Strategy since September 2005. Prior to that, Mr. Connolly was Executive Vice President and President, North America from 2003 to 2005, Senior Vice President and President, North America from 2001 to 2003, President of Avon U.S. from 2000 to 2001 and Senior Vice President of Sales and Operations for Avon U.S. from 1999 to 2000. Previously, Mr. Connolly was Group Vice President of Sales and Customer Service for Avon U.S. from 1998 to 1999 and Group Vice President-Sales for Avon U.S. from 1997 to 1998 and, before that, held various positions in sales and finance since joining Avon in 1978.

Charles W. Cramb joined Avon as Executive Vice President, Finance and Technology, and Chief Financial Officer, in November 2005. Prior to that, Mr. Cramb was Senior Vice President, Finance and Chief Financial Officer of The Gillette Company from 1997 to 2005. Previously, he was with The Gillette Company as Vice President and Corporate Controller from 1995 to 1997 and, prior to that, he held various positions within finance of ascending responsibility during his 35 years at the company. Mr. Cramb is a director of Idenix Pharmaceuticals, Inc. and Tenneco Inc.

Elizabeth Smith has been Avon’s Executive Vice President, President North America and Global Marketing since September 2005 and, prior to that, she served as Avon’s Executive Vice President and Brand President since joining Avon in January 2005. Prior to joining Avon, she was with Kraft Foods, Inc. as Group Vice President and President U.S. Beverages and Grocery Sectors from January 2004 to November 2004. Before that she was Group Vice President, Kraft Foods, Inc. and President, U.S. Beverage, Desserts and Cereal from October 2002 to January 2004, and Executive Vice President and General Manager of the Beverage Division from September 2000 to October 2002. Prior to that, she was with Kraft Foods, Inc. as Vice President, Beverage and Desserts Division, from February 2000 to September 2000, and Director of Strategy and New Business Development, Beverage and Desserts Division, from February 1999 to February 2000. Ms. Smith is a director of Carter’s Inc.

Lucien Alziari joined Avon as Senior Vice President, Human Resources in September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Pauline Brown joined Avon as Senior Vice President, Corporate Strategy and Global Business Development in November 2005. Prior to joining Avon, Mrs. Brown was the Vice President of Corporate Strategy and New Business Development of The Estée Lauder Companies Inc. She was promoted to that role in 2000, after having served for three years as the company’s Executive Director of Corporate Development. Prior to joining Estée Lauder, Mrs. Brown was a management consultant at Bain & Company.

Bennett R. Gallina has been Avon’s Senior Vice President, China, Western Europe, the Middle East and Africa since November 2005 and, prior to that, was Senior Vice President and President, Asia Pacific from 2004 to 2005, Senior Vice President, Global Operations from 2000 to 2004, President of Avon Canada from 1998 to 2000 and held various positions in finance since joining Avon in 1977.

Charles M. Herington joined Avon as Senior Vice President, Latin America in March 2006. Prior to joining Avon, Mr. Herington was the President and Chief Executive Officer, AOL Latin America from 1999 to 2006. Before that, he held several positions with Revlon, PepsiCo Restaurants and Procter & Gamble. He is a director of ADVO Inc., NII Holdings Inc. and Molson-Coors.

John Philip Higson has been Avon’s Senior Vice President, Central and Eastern Europe since December 2005 and, prior to that, was Area Vice President, Central Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

Gilbert L. Klemann, II has been Avon’s Senior Vice President and General Counsel of Avon since January 2001, and was also Secretary from June 2001 until January 2005. Prior to joining Avon, he was an Executive Vice President of Fortune Brands, Inc. (formerly American Brands, Inc.) from 1998 to 1999 with responsibilities that included corporate development, legal and administrative functions. He was the Senior Vice President and General Counsel of American Brands, Inc. during the period 1991 to 1997 and previously was a partner in the New York law firm of Chadbourne & Parke. Mr. Klemann is a director of Alliance One International, Inc. and North American Galvanizing & Coatings, Inc.

John F. Owen has been Avon’s Senior Vice President, Global Supply Chain since December 2005 and, prior to that, was Senior Vice President and President, Europe, Middle East & Africa from 2004 to 2005, Senior Vice President, Business Transformation from 2002 to 2004, Group Vice President, Global Finance from 2000 to 2002, Vice President, Finance North America from 1997 to 2000 and held various positions in finance since joining Avon in 1980.

James C. Wei has been Avon’s Senior Vice President, Asia Pacific since November 2005 and, prior to that, was Vice President, New Markets and Strategic Planning, Asia Pacific from 2004 to 2005 and Regional Vice President, Strategic Planning, Asia Pacific from 2003 to 2004. Before joining Avon in 2003, Mr. Wei was the Vice President and General Manager of Procter & Gamble Health and Beauty Care, GBU, Greater China from 1999 to 2003 and, before that, held various positions in general management and marketing with Procter & Gamble in his 19 years there.

Richard S. Foggio has been Avon’s Group Vice President and Corporate Controller since January 2006 and, prior to that, was Group Vice President, Global Finance from 2002 to 2004 and Vice President, Global Finance from 2000 to 2002. Prior to 2000, Mr. Foggio held various positions in finance at Avon including Assistant Treasurer—International, and Finance Director for the Americas Region since joining Avon in 1987. Prior to joining Avon, Mr. Foggio held various strategy and financial positions at CBS, Inc. and American Can Co.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 15, 2006 regarding the beneficial ownership of Avon’s common stock by each director and director nominee of Avon, each named executive officer (as defined in the introduction to the Summary Compensation Table), and all directors and executive officers of Avon as a group. The table also shows information for holders of more than five percent of the outstanding shares of Common Stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Research and Management Company (1)	69,418,200	15.4%
FMR Corp. (2)	46,489,990	10.3%
Capital Group International, Inc. (3)	31,974,020	7.1%
W. Don Cornwell (4) (5) (6)	36,262	*
Robert J. Corti (6) (7) (9) (10)	390,948	*
Edward T. Fogarty (4) (5)	115,206	*
Stanley C. Gault (4) (5)	414,842	*
Fred Hassan (4) (5) (9)	83,378	*
Andrea Jung (7) (8) (10)	2,503,708	*
Gilbert L. Klemann, II (7) (8) (10)	286,478	*
Susan J. Kropf (7) (8) (10)	1,249,326	*
Maria Elena Lagomasino (4) (5)	54,718	*
Ann S. Moore (4) (5) (6) (9)	100,522	*
Paul S. Pressler (4)	5,934	*
Elizabeth Smith (7) (8)	37,857	*
Paula Stern (4) (5)	34,298	*
Lawrence A. Weinbach (4) (5)	64,378	*
All 25 directors and executive officers as a group (8) (11)	6,378,718	*

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 15, 2006 through the exercise of stock options.

(1)	In its Schedule 13G/A filed on February 10, 2006 with the Securities and Exchange Commission, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, reported the beneficial ownership of 69,418,200 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company reported that it had sole voting power with respect to 24,369,200 shares, shared voting power with respect to no shares, sole dispositive power with respect to 69,418,200 shares and shared dispositive power with respect to no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.

(2)	In its Schedule 13G/A filed on February 14, 2006 with the Securities and Exchange Commission, FMR Corp. reported the beneficial ownership of 46,489,990 shares on behalf of certain of its subsidiaries and Fidelity International Limited. Most shares are held by its subsidiary, Fidelity Management & Research Company, as a result of acting as investment adviser to various companies registered under Section 8 of the Investment Company Act of 1940. FMR Corp. reported that it had sole voting power with respect to 4,288,364 shares, shared voting power with respect to no shares, sole dispositive power with respect to 46,489,990 shares and shared dispositive power with respect to no shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)

In its Schedule 13G filed on February 9, 2006 with the Securities and Exchange Commission, Capital Group International, Inc. reported the beneficial ownership of 31,974,020 shares as the parent holding company of a group of investment management companies. Capital Group International, Inc. reported that it had sole voting power with respect to 25,819,520 shares, shared voting power with respect to no shares, sole dispositive power with respect to 31,974,020 shares and shared dispositive power with respect to no shares. The address of Capital Group International, Inc. is 11100 Santa Monica Blvd., Los Angeles, CA 90025.

(4)	Includes, for each indicated non-management director, restricted shares that have been granted as part of his or her annual retainer compensation, as follows: Mr. Cornwell, 3,862 shares; Mr. Fogarty, 10,298 shares; Mr. Gault, 10,298 shares; Mr. Hassan, 7,378 shares; Ms. Lagomasino, 5,118 shares; Mrs. Moore, 10,298 shares; Mr. Pressler, 934 shares; Dr. Stern, 10,298 shares; and Mr. Weinbach, 7,378 shares. Also includes additional restricted shares granted to certain non-management directors upon the discontinuance in 1997 of the Directors’ Retirement Plan, as follows: Mr. Fogarty, 4,408 shares; Mr. Gault, 22,544 shares; and Mrs. Moore, 9,624 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 15, 2006 through the exercise of stock options, as follows: Mr. Cornwell, 32,000 shares; Mr. Fogarty, 72,000 shares; Mr. Gault, 256,000 shares; Mr. Hassan, 56,000 shares; Ms. Lagomasino, 44,000 shares; Mrs. Moore, 72,000 shares; Dr. Stern, 24,000 shares; and Mr. Weinbach, 56,000 shares.

(6)	Includes, with respect to Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, as to Mr. Corti, 48,587 shares held in name of a family member as to which he disclaims beneficial ownership. Includes, as to Mrs. Moore, 400 shares held in the names of family members as to which she disclaims beneficial ownership.

(7)	Includes, for each named executive officer, shares which he or she has the right to acquire within 60 days of March 15, 2006 through the exercise of stock options, as follows: Mr. Corti, 310,373 shares; Ms. Jung, 2,365,561 shares; Mr. Klemann, 285,038 shares; Mrs. Kropf, 1,009,641 shares; and Ms. Smith, 37,857 shares.

(8)	The table above excludes, for each named executive officer, and the directors and executive officers as a group, restricted stock units because restricted stock units do not afford the holder of such units voting or investment power. As of March 15, 2006, Ms. Jung held 360,000 restricted stock units, Mr. Klemann held 15,000 restricted stock units, Ms. Smith held 64,885 restricted stock units, and the directors and executive officers as a group held 560,385 restricted stock units. In addition, the table above excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 15, 2006, Ms. Jung held 140,000 deferred stock units, Mr. Klemann held 22,000 deferred stock units, Mrs. Kropf held 30,000 deferred stock units, and the directors and executive officers as a group held 244,000 deferred stock units.

(9)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Mrs. Moore shares voting and investment power with her spouse as to 8,200 of her shares. Mr. Corti shares voting and investment power with his spouse as to 25,916 of his shares.

(10)	Includes, for each named executive officer, shares held in the Avon Personal Savings Account Plan (“401(k) Plan”), as follows: Mr. Corti, 6,072 shares; Ms. Jung, 4,423 shares; Mr. Klemann, 1,440 shares; and Mrs. Kropf, 7,012 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(11)	The table provides beneficial ownership information as a group for all of the Company’s directors and executive officers as of March 15, 2006 as well as Mr. Corti, who was a named executive officer during 2005 but retired from the Company effective February 28, 2006. Includes 59,587 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 54,116 shares as to which beneficial ownership was shared with others and 5,566,684 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 15, 2006 through the exercise of stock options. Includes 43,337 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2005 regarding the Company’s equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	24,043,507	(2)	$31.65	(2)	32,721,167	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	24,043,507		$31.65		32,721,167

(1)	These plans are the Company’s 1993 Stock Incentive Plan, the 2000 Stock Incentive Plan and the 2005 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (“SARs”) of which 118,749 were outstanding as of December 31, 2005.

(3)	As of December 31, 2005, 30,309,407 shares remained available for issuance under the 2005 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. Of the 30,309,407 shares, 7,884,359 shares remained available for awards of stock and stock units as of December 31, 2005. Although 1,327,592 and 1,084,168 shares remain available for issuance under the 2000 Stock Incentive Plan and 1993 Stock Incentive Plan, respectively, no additional stock options or other stock awards will be granted under those plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and greater than 10% shareholders to file certain reports (“Section 16 Reports”) with respect to beneficial ownership of the Company’s equity securities. The Company believes that during 2005 all Section 16 Reports that were required to be filed were filed on a timely basis.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee is made up of non-management independent members of the Board of Directors whose names are listed at the end of this report. The Committee reviews compensation levels of senior officers of the Company, approves the policies that govern the compensation programs of the Company’s senior management, evaluates the performance of the Chief Executive Officer (CEO), and together with the other independent members of the Board of Directors, determines the compensation levels of the CEO and Chief Operating Officer (COO). The Committee Chairman regularly reports on Committee actions and makes recommendations to the Board of Directors. The specific responsibilities of the Committee are described under “Information Concerning the Board of Directors—Compensation Committee” on page 9 and in the charter of the Committee, which is included as Appendix B to the Proxy Statement.

Executive Compensation Guiding Principles

The Company’s executive compensation program is designed to attract, retain, motivate and reward the key talent responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic Company goals and to support the Company’s overall business strategy. The guiding principles used in the design of the program are:

•	Total compensation levels must be competitive with the compensation practices of other leading beauty and consumer products companies and commensurate with relative shareholder returns and financial performance.

•	Compensation philosophy is “pay-for-performance” such that individual compensation awards are tied to Company, business unit and individual performance.

•	Compensation programs must be designed to balance short-term and long-term financial and strategic objectives that build shareholder value and reward for team and overall Company performance.

•	Compensation programs should focus executives on key performance indicators (financial and strategic) that directly translate into increased long-term shareholder value.

The Committee has engaged an independent compensation consulting firm to advise the Committee in the development of its compensation programs and practices and, in addition, as appropriate, looks to the Company’s Human Resources Department, Legal Department and Corporate Secretary to support the Committee in its work and in some cases fulfill various functions in administering the Company’s compensation and benefits programs pursuant to delegated authority.

Compensation levels are assessed each year primarily against a peer group of 13 beauty and consumer goods companies and may also be compared to the broader consumer products or general industry market, as appropriate. In addition, compensation practices are periodically reviewed against the same competitive frame. The compensation peer group differs from the Industry Composite that is included in the Stock Performance Graph on page 25 as the Committee believes that the compensation peer group better represents the market in which the Company competes for executive talent. For 2005, this compensation peer group included Procter & Gamble, Sara Lee, Kimberly Clark, General Mills, Colgate-Palmolive, Gillette, Kellogg, H.J. Heinz, Campbell Soup, Estée Lauder, Clorox, Hershey Foods and Revlon. The Committee reviewed each element of the Company’s compensation programs for executives who are subject to its review, including salary and annual and long-term incentive compensation. The Committee compared these compensation elements separately and in the aggregate to the competitive data and determined that the levels and mix of fixed and variable compensation were appropriate for the Company’s executives and reasonably linked to corporate and individual performance. Overall executive compensation (base salary and annual and long-term incentive compensation) is targeted at the median of the market. Compensation levels for sustained top performers are targeted at the 75th percentile of the market.

Elements of Compensation

Base Salary

The midpoints of salary ranges for executives are set at the median of the market. Annual salary increases are based on individual performance, job responsibilities, competitive data and the Company’s overall salary budget guidelines. Base salaries of senior executives are reviewed annually by the Committee. Base salaries are normally adjusted in April of each year; however, in 2005, the Company deferred such salary adjustments for all U.S.-based employees to October 2005.

Annual Incentive Plans

In 2003, the shareholders approved an Executive Incentive Plan (EIP) intended to comply with Section 162(m) of the Internal Revenue Code, which allows the Company to take a tax deduction for incentive bonus payments made pursuant to the EIP to certain officers earning in excess of $1 million. The CEO and each other employee who is considered a “Section 16 Officer” for purposes of the Securities Exchange Act of 1934, as amended, whom the Committee selects for participation, is eligible to participate under the Plan. For 2005, the CEO, COO, Chief Financial Officer, the General Counsel and two Executive Vice Presidents were participants of the Plan.

The Company also has a Management Incentive Plan (MIP) for all other officers and key employees. Both the EIP and MIP provide incentive compensation aligned with the annual performance of the Company. Target awards under each of the two plans are set as a percentage of base salary by management level. Incentives under the EIP may be paid in cash, restricted stock or restricted stock units, whereas incentives under the MIP may be paid in cash, restricted stock, restricted stock units or stock options. Incentives under both plans are payable based on the degree of attainment of pre-established performance measures set by the Compensation Committee and, in the case of EIP, authorized by the shareholders.

For 2005, performance measures for executives participating in the EIP and MIP were the achievement of Total Revenue, Operating Profit, Earnings Per Share (EPS), Cash Flow and Order Fill Rate objectives established by the Compensation Committee. The chart below illustrates the weighting of performance objectives for executive officers participating in the EIP and MIP in 2005 (except that regional performance objectives were also considered for one of the executive officers):

	Global Total Revenue (Local Currency) & Operating Profit (U.S. $)	Global Cash Flow & EPS	Order Fill Rate
Executive Incentive Plan and Management Incentive Plan	60%	30%	10%

While the Compensation Committee established the same performance and weighting measures for executives participating in the EIP and MIP, awards under the EIP are calculated differently than under the MIP. In addition, under the EIP, the Committee has discretion to adjust awards downward only. In January 2006, the Committee determined that the Company had not satisfied the 2005 performance measures set forth under EIP and MIP. The Committee, however, determined that, in light of valuable contributions of certain employees in 2005, cash bonuses would be awarded to certain employees for performance in 2005. No cash bonuses were awarded to the Company’s executive officers for their performance in 2005, other than the General Counsel.

Long-Term Incentive Compensation

Pursuant to the shareholder-approved 2005 Stock Incentive Plan, awards may be made in the form of non-qualified stock options, incentive stock options, stock appreciation rights, performance units, restricted stock units, and shares of restricted stock. The principal purpose of the Plan is to provide competitive incentive compensation to management of the Company that is linked to increases in shareholder value derived from appreciation in the Company’s stock price. In determining the level of individual stock option and other equity grants, the Committee considers salary band/grade level, expected future contributions to the growth and development of the Company, individual performance and equity awards previously granted to executives.

Under the 2005 Stock Incentive Plan, non-qualified stock options are granted annually for a term of 10 years with an exercise price at 100% of the market price on the date of grant. The use of non-qualified stock options permits the Company to receive a tax deduction upon exercise. Generally, a grant of options under the 2000 Stock Incentive Plan or the 2005 Stock Incentive Plan vests in equal one-third portions over three years, with the first third becoming exercisable on the first anniversary of the grant date. Restricted stock units are also granted under the Plans and vest in one or more installments over two to three years after the grant date. Dividend equivalents on these units are paid to the same extent as those paid on the Company’s unrestricted stock.

In May 2002, the Committee approved a Transformation Long-Term Incentive Plan (TLTIP). This plan was designed to provide additional long-term compensation to key executives driving the Company’s business transformation initiatives. Under the TLTIP, cash awards were set at 200% of base salary and were payable at the end of a three-year period (February 2005), provided the Company achieved certain financial objectives tied to the transformation objectives. The Company achieved a significant portion, but not all, of the goals established by the plan. As a result, the Committee used its discretion and determined that a modest partial payout from this plan equal to 12.5% of target was appropriate. This payout included all executive officers other than the CEO, who declined to be considered for any payment from this Plan.

In January 2005, the Committee approved the 2005-2007 Performance Cash Plan. The plan covers the CEO, certain other executive officers, and other key executives. Awards were set with the objective of pay-outs ranging from 30% of target for the achievement of threshold financial objectives aligned with the Company’s long-term business plan to 200% percent of target if maximum performance objectives are achieved. Target awards range from one to two times base salary to enable the Committee to exercise discretion to raise or lower, or in the case of EIP participants only lower, pay-outs based on individual performance. However, management has determined that the likelihood of achieving the objectives under the Plan is remote and, therefore, pay-outs are not anticipated under the Plan.

Deferred Compensation Plan

All U.S.-based employees of the Company at the director level or above, including executive officers of the Company, are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect to defer a portion of their compensation and elect to receive earnings on deemed investment of the deferred compensation in a Company stock fund, an index fund or at a fixed rate of interest.

Retirement and Welfare Benefit Programs

The Company provides a 40l(k) plan for employees, which generally provides a maximum 4.5% matching contribution. The Company’s matching contribution was suspended from February through December 2005 and was resumed on January 1, 2006. The Company also provides a tax-qualified defined benefit pension plan, the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”). Generally, under the PRA, employees hired prior to July 1, 1998 receive a benefit calculated using the greater of a final average pay formula or a cash balance plan formula. For employees hired on or after July 1, 1998, the formula used is a cash balance formula.

Certain highly compensated employees, including three of the named executive officers, are covered by the non-qualified Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”), which provides benefits in accordance with the PRA’s formula that cannot be provided under the PRA because of Internal Revenue Code limitations. Six active employees, including three of the named executive officers, participate in the non-qualified Supplemental Executive Retirement and Life Plan of Avon Products, Inc (the “SERP”), which generally provides benefits greater than those provided under the Restoration Plan, based on the average of a participant’s three highest years of compensation during the ten years of service prior to retirement and the number of years of creditable service. Such compensation includes base salary and annual incentive bonuses. If a participant in the SERP attains retirement age under the SERP, that participant would not be entitled to any benefits under the Restoration Plan. Benefits payable under the SERP are reduced by benefits payable to the participant under the PRA. See “Retirement Plans” on page 30.

The Company’s health and other welfare benefits generally provide the same formula benefits for all employees, except that the Company also provides a supplemental life insurance benefit for certain senior executives.

Perquisites

As part of the Company’s overall compensation program, the Company provides limited personal benefits to executives that are not available to employees generally. The personal benefits for the named executive officers are described in footnote 4 to the Summary Compensation Table on page 26 and are generally limited to the provision of financial planning and tax preparation services, automobile lease allowance or flexible spending allowance, personal automobile and excess liability insurance, home security systems and services and executive health exam. The Company from time to time provides certain executives with complimentary Avon products, such as samples of new product launches.

Senior Executive Pay-for-Performance Compensation Programs

The Committee strongly believes that the Company’s overall incentive compensation system focuses the Company’s senior officers on maintaining the long-term success of the Company. As indicated above, the performance-based senior executive compensation system principally consists of the annual incentive plans and long-term incentive plans. Not only are the incentive plan awards strongly linked to the ongoing achievement of growth performance objectives, but the value of stock options, restricted stock and restricted stock units are dependent upon stock price appreciation that generally can be attained only by long-term growth in sales and EPS.

Determination of CEO Compensation

The Compensation Committee conducts an annual CEO Assessment whereby the Committee establishes performance objectives for each year. The attainment of these performance objectives is then evaluated at year end.

Ms. Jung’s salary was set at $1,375,000 per annum effective March 2004 and remained unchanged in 2005. Her annual incentive bonus target for 2005 was 175% of base salary and was linked to the performance objectives described above under “Executive Incentive Plan.” There was, however, no pay-out to Ms. Jung under EIP for 2005 due to the Company’s performance.

In March 2005, a stock option grant of 675,000 shares was awarded to Ms. Jung. These options are subject to the terms of the 2000 Stock Incentive Plan and will vest in three equal annual installments beginning on March 10, 2006.

Executive Stock Ownership Guidelines

To further support the Company’s goal of achieving a strong link between shareholder and executive interests, in 2000 the Company adopted stock ownership guidelines for the Company’s senior executives to underscore and encourage executive share ownership. Senior executives are required to own Company stock equal to one to five times their base salary, with ownership targets increasing with the level of responsibility, and have five years to achieve that target. Stock options are not counted for purposes of meeting the ownership guidelines.

Limitations on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of its five most highly paid executive officers. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. The Company’s shareholder-approved EIP qualifies so that, in appropriate circumstances, awards granted under it may constitute performance-based compensation not subject to the Section 162(m) limit. In order to maintain flexibility in compensating executive officers in a manner designed to promote corporate goals, the Committee has not adopted a policy that all compensation must be tax deductible. Payments made pursuant to the TLTIP were not eligible for exclusion from the deduction limit.

Members of the Compensation Committee

Ann S. Moore, Chair Stanley C. Gault Fred Hassan Maria Elena Lagomasino

March 9, 2006

Stock Performance Graph

Assumes $100 invested on December 31, 2000 (last trading day in 2000) in Avon’s common stock, the S&P 500 Index and the Industry Composite. The dollar amounts indicated in the graph above and in the chart below are as of December 31 or the last trading day in the year indicated.

	2000	2001	2002	2003	2004	2005
Avon	$100.00	$98.72	$116.06	$147.21	$171.27	$129.27

S&P 500	100.00	88.15	68.79	88.29	97.77	102.50

Industry Composite (2)	100.00	100.91	90.22	105.81	121.63	120.09

(1)	Total return assumes reinvestment of dividends at the closing price at the end of each quarter.

(2)	The Industry Composite includes Alberto-Culver, Clorox, Colgate–Palmolive, Estée Lauder, Kimberly Clark, Procter & Gamble and Revlon. Gillette, which was formerly included, has been removed because it was acquired by Procter & Gamble.

The Compensation Committee Report, the Stock Performance Graph, and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

Summary Compensation Table

The following table discloses compensation received by the Company’s Chief Executive Officer and the four officers who were the other most highly compensated executive officers during 2005 (together, these persons are sometimes referred to as the “named executive officers”) in respect of the last three fiscal years.

	Annual Compensation					Long-Term Compensation
Name and Position	Year		Salary ($)	Bonus ($)	Other Annual Compensation ($) (4)	Restricted Stock Awards ($) (5)	Securities Underlying Options/ SARs (#)	Long-Term Incentive Payouts ($) (6)	All Other Compensation ($) (7)
Andrea Jung Chairman and Chief Executive Officer	2005 2004 2003	(3)	$1,375,000 1,344,945 1,213,425	$0 2,305,028 1,304,753	$108,206 61,184 0	$0 12,103,200 0	675,000 500,000 500,000	$0 0 0	$11,061 66,311 54,119

Susan J. Kropf President and Chief Operating Officer	2005 2004 2003	(3)	853,151 787,978 737,808	0 824,329 640,985	45,908 75,698 0	0 0 3,228,550	316,020 260,000 240,000	0 175,000 0	11,096 43,578 32,873

Elizabeth Smith (1) Executive Vice President, President North America and Global Marketing	2005	(3)	599,247	0	35,065	1,719,993	113,570	0	405,114	(7)

Robert J. Corti (2) Executive Vice President	2005 2004 2003	(3)	525,581 515,191 493,904	0 458,114 367,413	42,505 37,390 0	0 1,457,000 0	118,507 100,000 100,000	0 118,750 0	10,796 32,095 22,136

Gilbert L. Klemann, II Senior Vice President and General Counsel	2005 2004 2003	(3)	474,301 460,191 440,123	30,000 336,995 277,278	40,468 44,540 0	598,800 0 264,000	82,659 70,000 71,356	0 106,250 0	10,025 23,615 14,784

(1)	Effective January 1, 2005, Ms. Smith was hired as Executive Vice President and Brand President and in September 2005 was named Executive Vice President, President North America and Global Marketing.

(2)	Mr. Corti announced his retirement in October 2005 and remained with the Company through February 28, 2006 to assist in the completion of certain non-financial projects. Charles W. Cramb succeeded Mr. Corti as Executive Vice President, Finance and Technology and Chief Financial Officer effective November 1, 2005.

(3)	Total Compensation amounts for 2005 were as follows—Ms. Jung, $7,630,017; Mrs. Kropf, $3,782,777; Ms. Smith, $3,791,770; Mr. Corti, $1,656,111; and Mr. Klemann, $1,904,964. Total Compensation includes the sum of the 2005 amounts included under the columns “Salary,” “Bonus,” “Other Annual Compensation,” “Restricted Stock Awards,” “Long Term Incentive Payouts” and “All Other Compensation” and also includes the FAS 123(R) value of the options shown under the column “Securities Underlying Options/SARS” for 2005. The FAS 123(R) value of options granted in 2005 were as follows: Ms. Jung, $6,135,750; Mrs. Kropf, $2,872,622; Ms. Smith, $1,032,351; Mr. Corti, $1,077,229; and Mr. Klemann, $751,370. See “Option Grants in Fiscal 2005” below.

(4)	This column includes perquisites and other personal benefits, securities or property (“perquisites”) valued at the incremental cost of providing such perquisites, which are outlined in the table below for 2005, as well as above-market interest earned on investments in the Deferred Compensation Plan.

Name	Financial Planning and Tax Preparation	Auto Lease Allowance (a)	Flexible Spending Allowance and Other (b)	Personal Auto and Excess Liability Insurance	Other (c)	Total
Ms. Jung	$15,045	$28,797	$32,067	$5,886	$8,981	$90,776
Mrs. Kropf	14,720	16,651	0	6,236	673	38,280
Ms. Smith	21,302	0	9,250	2,581	1,932	35,065
Mr. Corti	10,000	10,989	0	4,623	661	26,273
Mr. Klemann	2,961	0	25,000	3,281	580	31,822

(Footnotes continued on next page)

(a)	This allowance also includes fuel, insurance and maintenance and repairs for the leased vehicle.

(b)	In lieu of an automobile lease allowance, an executive may choose to receive a Flexible Spending Allowance, which can be applied towards the cost of approved expenditures for charitable contributions to an organization of choice, personal use of rental cars or car service, monthly parking expenses for a personal automobile, home office equipment, airfare and hotel reimbursement for the executive and his or her immediate family, tuition expenses for the executive and his or her immediate family, and fitness and country club dues. The amount reported for Ms. Jung represents personal use of car service.

(c)	Includes amounts for (i) home security services/systems for Ms. Jung, Mrs. Kropf, Mr. Corti and Mr. Klemann, (ii) an executive health exam for Ms. Jung and Ms. Smith and (iii) excess and surplus lines taxes on excess liability insurance, reported in the column “Personal Auto and Excess Liability Insurance” column above, as follows—Ms. Jung, $216; Mrs. Kropf, $216; Ms. Smith, $87, Mr. Corti, $126; and Mr. Klemann, $87.

For 2005, this column includes above-market interest earned on investments in the Deferred Compensation Plan as follows—Ms. Jung, $17,430; Mrs. Kropf, $7,628; Ms. Smith, $0; Mr. Corti, $16,232; and Mr. Klemann, $8,646. Total Earnings from the Deferred Compensation Plan are not included in Other Annual Compensation (except for the portion representing above-market interest, which is included) but amounts are as follows—Ms. Jung, $248,739; Mrs. Kropf, $108,861; Ms. Smith, $0, Mr. Corti, $231,638; and Mr. Klemann, $123,452. The Company from time to time provides certain executives with complimentary Avon products, such as samples of new product launches.

For 2004, this column includes (i) above-market interest earned on investments in the Deferred Compensation Plan—Ms. Jung, $12,474; Mrs. Kropf, $5,429; Mr. Corti, $11,642; and Mr. Klemann, $4,770; and (ii) the value of certain perquisites—Ms. Jung, $48,710; Mrs. Kropf, $70,269, for whom the Company reimbursed her home security system ($37,216); Mr. Corti, $25,748; and Mr. Klemann $39,770.

For 2003, this column does not include perquisites where the total incremental cost of all perquisites for each named executive officer did not exceed $50,000 per year, as permitted under the rules of the Securities and Exchange Commission, and above-market interest earned on investments in the Deferred Compensation Plan was reported under the column “All Other Compensation.”

(5)	Restricted stock units were granted with the dollar amount shown equal to the number of shares underlying restricted stock units, multiplied by the stock price on the grant date. Dividend equivalents on these units are paid to the same extent as those paid on the Company’s unrestricted stock. The restricted stock unit awards shown under this column vest 100% on the third anniversary of the grant, except for the grant of (i) 360,000 restricted stock units made to Ms. Jung on January 2, 2004, which vest 50% on January 31, 2007 and 50% on January 31, 2008, (ii) 40,000 restricted stock units made to Mr. Corti on March 11, 2004, which vested on February 28, 2006, in connection with Mr. Corti’s retirement from the Company effective that date and (iii) 10,000 restricted stock units made to Mr. Klemann on March 13, 2003, which vested 50% on March 13, 2005 and 50% on March 13, 2006, and were deferred pursuant to the Company’s Deferred Compensation Plan. As described below under “Contracts with Executives,” in the event of a change of control, restricted stock units held by certain of the named executive officers would be cashed out. The following table shows aggregate holdings of restricted stock and restricted stock units at December 31, 2005 for the named executive officers.

(Footnotes continued on next page)

	Holdings of Restricted Shares at 12/31/05
Name	Number of Restricted Stock Units Granted in Fiscal 2005	Total Number of Shares of Unvested Restricted Stock and Restricted Stock Units Held	Aggregate Market Value of Shares of Unvested Restricted Stock and Restricted Stock Units at 12/31/05 ($) (a)
Ms. Jung	0	360,000	$10,278,000
Mrs. Kropf	0	130,000	3,711,500
Ms. Smith	44,885	44,885	1,281,467
Mr. Corti	0	40,000	1,142,000
Mr. Klemann	15,000	20,000	571,000

(a)	“Market Value” is determined by reference to the per-share closing price on December 31, 2005 ($28.55).

(6)	This column includes payments made to the named executive officers under the Transformation Long Term Incentive Plan. Ms. Jung declined to be considered for any payment under this Plan.

(7)	The amounts in this column for 2005 include the following: (i) Company matching contributions to the Avon Personal Savings Account Plan—Ms. Jung, $7,120; Mrs. Kropf, $4,142; Ms. Smith, $0; Mr. Corti, $2,693; and Mr. Klemann, $2,408; (ii) 2005 premiums paid by the Company for Supplemental Life Insurance Programs—Ms. Jung, $3,941; Mrs. Kropf, $6,954; Ms. Smith, $5,114; Mr. Corti, $8,103; and Mr. Klemann, $7,617 and (iii) a one-time sign-on bonus payment to Ms. Smith. In connection with Mr. Corti’s retirement from the Company effective February 28, 2006, he will receive the benefits described below under “Retirement Plans” and “Contracts with Executives.”

Option Grants in Last Fiscal Year

This table presents information regarding individual grants of stock options made during the last completed fiscal year to each of the named executive officers.

	Individual Grants		Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($) (3)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees in Fiscal Year (2)
Ms. Jung	675,000	9.2%	$41.95	3/10/15	$6,135,750

Mrs. Kropf	316,020	4.3%	41.95	3/10/15	2,872,622

Ms. Smith	113,570	1.5%	41.95	3/10/15	1,032,351

Mr. Corti	118,507	1.6%	41.95	3/10/15	1,077,229

Mr. Klemann	82,659	1.1%	41.95	3/10/15	751,370

(1)	The indicated options have a term of 10 years and were granted pursuant to the Company’s 2000 Stock Incentive Plan. The options vest in equal one-third portions over three years.

(2)	Based on 7,327,298 options granted in fiscal 2005.

(3)

To calculate the value of option grants to the named executive officers in 2005 for proxy valuation purposes, the Company used a Black-Scholes option pricing model pursuant to Statement of Financial Accounting Standards (FAS) No. 123, “Accounting for Stock-Based Compensation,” with the following weighted-average assumptions: (i) risk-free interest rate of 4.1%, (ii) expected life of 4 years, (iii) expected volatility of 25% and (iv) expected dividend yield of 1.6%. Under this model, the weighted-average grant date fair value per share of options granted during 2005 was $9.09. The Company’s use of this valuation methodology should not be construed as an endorsement of its accuracy at valuing options. In the future, the

Company may change its method for determining the valuation of its options. All stock option valuation models and methodologies require a prediction about the future movement of the stock price. The real value of options in this table depends on the actual performance of the Company’s stock during the applicable period and on the date of exercise.

Aggregated Option Exercises in Fiscal 2005 and 2005 Fiscal Year-End Option Values

This table presents information regarding options exercised for shares of the Company’s common stock during fiscal 2005 and the value of unexercised options held at December 31, 2005, for each of the named executive officers.

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ms. Jung	0	$0	1,807,228	1,174,998	$6,926,006	$0

Mrs. Kropf	220,000	5,957,800	737,634	569,352	2,031,471	0

Ms. Smith	0	0	0	113,570	0	0

Mr. Corti	204,224	5,143,545	204,204	218,505	0	0

Mr. Klemann	0	0	212,476	150,999	623,214	0

(1)	The value realized is based upon the difference between the per share closing price on the exercise date and the per share exercise price, multiplied by the number of shares covered by the exercised options.

(2)	The value of unexercised, in-the-money options is based upon the difference between the per share closing price on December 31, 2005, which was $28.55, and the per share exercise price, multiplied by the number of shares subject to the unexercised options.

Retirement Plans

Avon sponsors the Avon Products, Inc. Personal Retirement Account Plan (“PRA”), which is a tax-qualified defined benefit pension plan. Generally, employees hired prior to July 1, 1998 are entitled to a benefit calculated using a final average pay formula or a cash balance formula, whichever provides the greater amount. The final average pay formula is calculated using the five highest years of compensation during the ten years of service prior to retirement and the number of years of creditable service. No additional service will accrue under the final average pay formula after June 30, 2008. Generally, employees hired on or after July 1, 1998 are entitled to a benefit calculated using a cash balance formula. Service will continue to accrue under the cash balance formula on and after July 1, 2008.

Avon sponsors the Supplemental Executive Retirement and Life Plan of Avon Products, Inc. (“SERP”), which covers a select group of senior officers of the Company. Three of the named executive officers accrue retirement benefits under the SERP, namely Ms. Jung, Mrs. Kropf, and Mr. Corti. The SERP provides a benefit equal to (i) 2% of the participant’s highest three-year average compensation times years of creditable service up to 25 years, plus (ii) 1% of the participant’s highest three-year average compensation times years of creditable service in excess of 25 years but not in excess of 35 years, reduced by (iii) the defined benefit payable under the tax-qualified PRA. Such compensation includes base salary and annual incentive bonuses. If a participant attains retirement age under the SERP, that participant would not be entitled to any benefits under the Benefit Restoration Pension Plan of Avon Products, Inc. (the “Restoration Plan”), as described below.

The following table shows the estimated annual retirement benefits for a life annuity under the SERP (including benefits payable by the PRA but excluding Social Security benefits) for participants retiring at age 65 whose average three-year compensation and years of service at retirement would be in the classification shown. If retirement occurs prior to age 65, but after the executive’s age and years of service total at least 85, the executive would be entitled to the estimated annual retirement benefit for a life annuity described in the table commencing upon retirement (rather than waiting until age 65 for the benefit to start). As of December 31, 2005, Mrs. Kropf’s and Mr. Corti’s age and years of service total at least 85. Ms. Jung’s age and years of service total less than 85.

Estimated Annual Retirement Allowances at Age 65

Average of Three Highest Years’ Annual Compensation In Last Ten Years	Years of Creditable Service
	10	15	20	25	30	35
900,000	180,000	270,000	360,000	450,000	495,000	540,000
1,000,000	200,000	300,000	400,000	500,000	550,000	600,000
1,500,000	300,000	450,000	600,000	750,000	825,000	900,000
1,600,000	320,000	480,000	640,000	800,000	880,000	960,000
1,700,000	340,000	510,000	680,000	850,000	935,000	1,020,000
1,800,000	360,000	540,000	720,000	900,000	990,000	1,080,000
1,900,000	380,000	570,000	760,000	950,000	1,045,000	1,140,000
2,000,000	400,000	600,000	800,000	1,000,000	1,100,000	1,200,000
2,500,000	500,000	750,000	1,000,000	1,250,000	1,375,000	1,500,000
3,000,000	600,000	900,000	1,200,000	1,500,000	1,650,000	1,800,000
3,100,000	620,000	930,000	1,240,000	1,550,000	1,705,000	1,860,000
3,200,000	640,000	960,000	1,280,000	1,600,000	1,760,000	1,920,000
3,300,000	660,000	990,000	1,320,000	1,650,000	1,815,000	1,980,000
3,400,000	680,000	1,020,000	1,360,000	1,700,000	1,870,000	2,040,000
3,500,000	700,000	1,050,000	1,400,000	1,750,000	1,925,000	2,100,000
4,000,000	800,000	1,200,000	1,600,000	2,000,000	2,200,000	2,400,000

As of December 31, 2005, Ms. Jung had 12 years of creditable service and an average three-year compensation of $3,063,581; Mrs. Kropf had 35 years of creditable service and an average three-year compensation of $1,581,064; and Mr. Corti had 29 years of creditable service and an average three-year compensation of $962,485. As of December 31, 2005, the value of Ms. Jung’s annual annuity payable at age 65 for her lifetime from the SERP (including the PRA) would be $735,260 per year. As of the same date, the value of Mrs. Kropf’s annual annuity payable upon retirement for her lifetime from the SERP (including the PRA) would be $1,003,578 per year. In connection with Mr. Corti’s retirement from the Company on February 28, 2006, his annual annuity payable for his lifetime from the SERP (including the PRA) would be $556,875 per year. However, Mr. Corti has elected to receive his PRA benefit in a lump sum cash payment on March 1, 2006 of $1,097,955, together with 60 monthly installment payments of $5,084 beginning March 1, 2006. He has also elected to receive his SERP benefits in a lump sum cash payment on September 1, 2006 equal to $5,948,584, together with 53 monthly installments of $26,034 beginning October 1, 2006.

Ms. Smith and Mr. Klemann are not covered by the SERP. Instead, Ms. Smith and Mr. Klemann accrue benefits under the Restoration Plan. Ms. Jung is also covered by the Restoration Plan until she attains retirement age under the SERP, at which time she will be entitled to benefits under the SERP only and not the Restoration Plan. The Restoration Plan provides benefits in accordance with the PRA’s formula that cannot be provided under the PRA because of Internal Revenue Code limitations. Ms. Smith became a participant in the Restoration Plan and the PRA effective as of January 1, 2006 and, as of that date, the value of Ms. Smith’s cash balance account under the Restoration Plan (including the PRA) was $40,221, which equated to an annual annuity payable at age 65 for her lifetime of $11,464; however, Ms. Smith will not be vested in such account until she has completed an additional four years of service. As of December 31, 2005, the value of Mr. Klemann’s cash balance account under the Restoration Plan (including the PRA) was $276,317, which equated to an annual annuity payable at age 65 for his lifetime of $34,038.

Contracts with Executives

The Company has employment agreements with each of the named executive officers.

Andrea Jung. Ms. Jung’s employment agreement, dated December 11, 1997, provides for her at-will employment beginning January 5, 1998. The agreement provides that she is entitled to participate in all incentive and savings plans and programs, including equity-based compensation plans for senior officers, and that her annual target bonus opportunity is at least 60% of her base salary. She is entitled to participate in all the Company’s medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs at the highest levels available. She is also entitled to receive perquisites that are available to senior officers of the Company. See “Summary Compensation Table” above.

In the event that Ms. Jung is terminated, other than for cause or disability, or if she terminates for reasons of constructive termination (as defined in her employment agreement), she would be entitled to two years of continued benefits and would receive the sum of:

(a)	the present value of 36 months of base salary at the annual rate on the date of her termination (discounted at the one-year treasury bill rate), plus

(b)	a bonus equal to 100% of her annual target bonus amount for the year of termination, plus

(c)	if the termination occurred on or after August 1, a pro-rated portion of 100% of her target bonus for such year.

In the event that Ms. Jung is terminated, other than for cause or disability, or if she terminates for reasons of constructive termination, and her termination is within three years of a change of control (as defined in her employment agreement), she would receive the sum of:

(a)	300% of her annual base salary in effect on the date of the notice of termination or the date of the change of control event, whichever is greater, plus

(b)	300% of the greater of: (i) the annual bonus she earned for the last calendar year ending prior to the change of control date, or (ii) the annual bonus she earned during the calendar year which includes the change of control date, plus

(c)	300% of the present value (discounted at the 1-year treasury bill rate) of one year of fringe benefits (including perquisites), plus

(d)	the excess, if any, of (i) the maximum amount payable under all long-term incentive plans during the three-year period following the change in control, assuming achievement of maximum performance goals, over (ii) the amount actually paid under such plans during the same three-year period, plus

(e)	the present value (discounted at the one-year treasury bill rate) of the excess, if any, of (i) the retirement benefits under the SERP or the Restoration Plan, as applicable, and the PRA if she had continued to accrue benefits under such plans for an additional three years, over (ii) the retirement benefits under the SERP or the Restoration Plan, as applicable, and the PRA payable to her on her date of termination.

In addition, upon a change of control, Ms. Jung would receive a cash-out of all her outstanding restricted stock, stock options and other equity based awards, which would become 100% vested, and continued medical and other benefits for two years following her termination of employment or three years following the change of control event, whichever is longer.

Assuming a change of control and termination on December 31, 2005, Ms. Jung would have received $15,069,166. Upon a change of control, her employment agreement also provides for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and of any income and excise taxes incurred in connection with such reimbursement.

Susan J. Kropf. Mrs. Kropf’s employment agreement, dated September 1, 1994, provides for her at-will employment as an officer of the Company. The agreement provides that she is entitled to participate in all incentive and savings plans and programs, including equity-based compensation plans for senior officers, and that her annual target bonus opportunity is at least 45% of her base salary. She is entitled to participate in all the Company’s medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs at the highest levels available. She is also entitled to receive perquisites that are available to senior officers of the Company. See “Summary Compensation Table” above.

In the event that Mrs. Kropf is terminated, other than for cause or disability, or she terminates for reasons of constructive termination (as defined in her employment agreement), she would be entitled two years of continued benefits and would receive the sum of:

(a)	the present value of 24 months of base salary at the annual rate on the date of her termination (discounted at the one-year treasury bill rate), plus

(b)	a bonus equal to the lesser of:

(i)	100% of her annual target bonus amount in the year of termination, or

(ii)	the product of (x) her annual base salary in effect on the date of her termination and (y) a fraction equal to the sum of the preceding three years’ annual target bonus awards (retroactively applying to the preceding three years the target opportunity percentage for the year of termination), divided by her actual base salary for the preceding three years, plus

(c)	if the termination occurred on or after August 1, a pro-rated portion of 100% of her target bonus for such year.

In the event that Mrs. Kropf is terminated, other than for cause or disability, or if she terminates for reasons of constructive termination, and her termination is within three years of a change of control (as defined in her employment agreement), she would receive the same change of control benefits, calculated in the same manner, as for Ms. Jung described above. Assuming a change of control and termination on December 31, 2005, Mrs. Kropf would have received $7,294,130. Upon a change of control, her employment agreement also provides for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and of any income and excise taxes incurred in connection with such reimbursement.

Elizabeth Smith. Ms. Smith entered into an offer letter agreement with the Company, dated as of November 1, 2004. The agreement provides for an annual base salary of $575,000, subject to normal salary increases, a sign-on bonus of $400,000 in connection with the start of her employment on January 1, 2005, restricted stock units valued at approximately $1,720,000, and stock options to purchase 113,570 shares of the Company’s common stock, which vest in annual increments over a three-year period. The agreement also provides that Ms. Smith is eligible for the Management Incentive Plan with an annual target of 80% of base salary, and with a maximum pay-out of 200% of base salary. She also is eligible for the 2005-2007 Performance Cash Plan, with a three-year target award of $575,000. However, as described above under the Compensation Committee Report, it is unlikely any amounts will be paid out under the Performance Cash Plan. Like other employees, Ms. Smith participates in the PRA and the 401(k) plan. She is also eligible for benefits under the Restoration Plan and perquisites that are available to other executives at her level. See “Summary Compensation Table” above. In the event of Ms. Smith’s termination of employment that is not for cause or if she terminates for reasons of constructive termination, she is entitled to 24 months of severance. Like the other named executive officers, if these payments are deemed payments as a result of a change in control, she is entitled to receive reimbursement for any income or excise taxes incurred under Section 4999 of the Internal Revenue Code.

Robert J. Corti. Mr. Corti’s employment agreement, dated August 7, 1998, provides for his at-will employment as Executive Vice President and Chief Financial Officer of the Company. The agreement provides that he is entitled to participate in all incentive and savings plans and programs, including equity-based compensation plans for senior officers, and that his annual target bonus opportunity is at least 67% of his base salary. He is entitled to participate in all the Company’s medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs at the highest levels available, and he is entitled to receive perquisites that are available to senior officers of the Company. Mr. Corti retired from the Company effective February 28, 2006. He is entitled to receive the retirement benefits described under “Retirement Plans.” In addition, under the terms of the SERP, Mr. Corti has elected to transfer his $1,000,000 life insurance policy under the Supplemental Life Insurance Program (SLIP) to himself, as the owner of the policy, on September 1, 2006. This policy would be transferred in the form of a paid-up whole life insurance policy with a cash surrender value of $254,000. Under the terms of the SERP, Avon would be required to gross-up the cash surrender value of the policy for income taxes in the amount of $197,957.

Gilbert L. Klemann, II. Mr. Klemann’s employment agreement, dated January 1, 2001, provides for his at-will employment as Senior Vice President and General Counsel of the Company. The agreement provides that he is entitled to participate in all incentive and savings plans and programs, including equity-based compensation plans for senior officers, and that his annual target bonus opportunity is at least 70% of his base salary. He is entitled to participate in all the Company’s medical, dental, disability, group life, severance, accidental death and travel accident insurance plans and programs at the highest levels available. He is also entitled to receive perquisites that are available to senior officers of the Company. See “Summary Compensation Table” above.

In the event that Mr. Klemann is terminated, other than for cause or disability, or is terminated for reasons of constructive termination (as defined in his employment agreement), he would be entitled to two years of continued benefits and would receive the sum of:

(a)	24 months of base salary, payable in bi-weekly installments over a 24 month period, plus

(b)	a bonus equal to 100% of his annual target bonus amount in the year of termination, plus

(c)	if the termination occurred on or after August 1, a pro-rated portion of 100% of his target bonus for such year.

In the event that Mr. Klemann is terminated, other than for cause or disability, or if he terminates for reasons of constructive termination, and his termination is within three years of a change of control (as defined in his employment agreement), he would receive the same change of control benefits, calculated in the same manner, as for Ms. Jung described above. Assuming a change of control and termination on December 31, 2005, Mr. Klemann would have received $3,661,049. Upon a change of control, his employment agreement also provides for reimbursement by the Company of any excise taxes incurred under Section 4999 of the Internal Revenue Code by reason of a change of control, and of any income and excise taxes incurred in connection with such reimbursement.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and the Company’s Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, is qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent accountants and the performance of the Company’s internal audit function and its independent accountants. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee, is included as Appendix A to the Proxy Statement and is also available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the Charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), has considered whether the provision of non-audit services by PwC to the Company is compatible with maintaining PwC’s independence and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for 2005 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Lawrence A. Weinbach, Chair

W. Don Cornwell

Edward T. Fogarty

Maria Elena Lagomasino

March 8, 2006

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP, as independent registered public accounting firm for the year 2006. PwC began auditing the accounts of the Company in 1989. If the appointment of PwC is not ratified by the shareholders, the Audit Committee will reconsider its appointment. A member of the firm will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for the Company by PwC, as of and for the fiscal years ended December 31, 2005 and December 31, 2004, respectively, are set forth below.

	2005	2004
	(in millions)
Audit Fees	$7.82	$7.70
Audit-Related Fees	$0.12	$0.09
Tax Fees	$0.54	$0.90
All Other Fees	$0.02	$0.03
Total	$8.50	$8.72

Audit Fees

These amounts represent the aggregate fees billed or expected to be billed by PwC for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2005 and December 31, 2004, the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for those fiscal years and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees for 2005 and 2004 include $1.89 million and $2.40 million, respectively, for the audit of management’s assessment of the Company’s internal control over financial reporting and of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC in each of the last two fiscal years that are reasonably related to the performance of the audit or review of the Company’s financial statements, including audits of domestic and international pension and benefit plans and of charitable foundations, and audit consultations.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including expatriate tax services, advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

These amounts represent the aggregate fees for other services rendered by PwC in each of the last two fiscal years not included in any of the foregoing categories, including certifications and other reviews of information required by local regulations outside of the United States or by contracts to which Avon is a party, official transmissions of financial information to government authorities outside of the United States, and subscriptions to online accounting reference material.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2006.

PROPOSAL 3—RESOLUTION REQUESTING DIRECTOR ELECTION BY MAJORITY VOTE

The Company is informed that the Trust for the International Brotherhood of Electrical Workers’ Pension Benefit Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“RESOLVED:

That the shareholders of Avon Products, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

The proponent has furnished the following statement in support of the resolution:

“Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

We urge your support for this important director election reform.”

Board of Directors Statement on Proposal 3

The Board recognizes that this majority election of directors Proposal is a thoughtful attempt to give shareholders a more meaningful role in the director election process. The Board believes, however, that this Proposal is unnecessary, as Avon’s existing governance provisions already provide for such a meaningful role and foster director accountability to the shareholders. The Board is also concerned that director election by majority vote, as contemplated by the Proposal, could create legal uncertainty in a number of circumstances. The Company has a corporate governance guideline relating to circumstances where a director receives more “withheld” votes than “for” votes as well as cumulative voting provisions in its charter and by-laws, which collectively provide shareholders with a meaningful alternative to the Proposal, while providing advantages over the Proposal, including a reliable process for the election of qualified directors.

Avon, a New York corporation, uses a plurality voting standard for director elections. The Company has adopted a corporate governance principle, included in its Corporate Governance Guidelines attached as Appendix E, whereby any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will tender his or her resignation to the Chairman of the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then promptly consider the resignation and recommend to the Board whether to accept or reject the tendered resignation. The Board will then act on the recommendation within 90 days after the shareholders’ meeting. The Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision and provide a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting a tendered resignation. We believe that this prompt public disclosure of the Board’s decision on the tendered resignation and explanation of the process by which the decision was reached, and the reasons therefor, demonstrates the Board’s accountability on the issue of director elections.

Avon believes that this policy is effective in giving shareholders a meaningful role in the election of directors and in removing a director opposed by shareholders. Under Avon’s guideline, a nominee and incumbent director who receives a majority of withheld votes would tender his or her resignation and could be removed from the Board. By contrast, the majority voting standard requested in the Proposal only addresses the voting requirement for being elected to the Board. It does not remove an incumbent director who has not received a majority vote because, under New York law, an incumbent director who is not reelected “holds over” and continues to serve with the same voting rights and powers until his or her successor is elected and qualified. Therefore, even if the Proposal were adopted, Avon could not force an incumbent director who failed to receive a majority vote to leave the Board until the next annual meeting. Avon’s corporate governance guideline establishes a process by which an individual may cease to serve as a director if he or she does not receive a majority of the votes cast.

In addition, Avon’s corporate governance guideline gives shareholders a meaningful role in the director election process without interfering with cumulative voting. The ability to cumulate votes in director elections is recognized by many as advantageous to shareholder rights. A majority voting standard raises legal uncertainty in the context of cumulative voting. While the rules governing plurality voting are well understood, majority voting at companies that have cumulative voting presents technical and legal issues for which there is no precedent. These issues have led the American Bar Association Committee on Corporate Laws, the Council of Institutional Investors, and the Institutional Shareholder Services Institute for Corporate Governance to indicate that majority voting should not apply to companies that allow cumulative voting. Avon’s voting system must be a reliable process for the election of qualified directors to represent the interests of our shareholders. In the absence of uniform, workable standards that can be consistently applied by all companies and that take into account the special circumstances of companies with cumulative voting, Avon believes it would be inappropriate to adopt a majority voting standard.

The Avon Board has demonstrated that it is accountable to the shareholders. When the shareholders expressed strong support for the elimination of the classified board, the Board acted to provide for the annual election of directors. Similarly, the Board has acted to adopt a corporate governance guideline relating to circumstances where a director receives more “withheld” votes than “for” votes, creating a more meaningful role for shareholders in the director election process. Because of that corporate governance guideline and because Avon is one of the few companies with cumulative voting, the Board does not support this Proposal.

Your Board of Directors recommends that you vote AGAINST Proposal 3.

PROPOSAL 4—RESOLUTION REQUESTING REPORT ON BREAST CANCER

FUNDRAISING AND GRANT DISTRIBUTION

The Company is informed that Trillium Asset Management, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“WHEREAS:

Through philanthropy and product tie-ins, Avon Products has enhanced its brand reputation by becoming the largest corporate fundraiser for the breast cancer cause. The Avon Foundation’s “Breast Cancer Crusade” has raised more than $400 million worldwide since 1992, and 92% of the foundation’s program and service expenditures were directed toward the breast cancer cause in 2004. Avon merchandise benefiting breast cancer charities includes numerous “pink ribbon products” such as stuffed bears, apparel, jewelry, cosmetics, umbrellas, candles, water bottles and Christmas ornaments.

Breast cancer ‘cause-related marketing’ has been subject to much scrutiny in the media (Business 2.0, 02/03; PR Week, 10/25/04; The Guardian, 10/11/04; Harpers, 11/01; Agence France Press, 10/08/04; St. Louis Post-Dispatch, 10/03/04; Montreal Gazette, 10/26/04; Arizona Republic, 10/09/04; numerous others). Avon has been criticized for a lack of transparency and accountability in key aspects of its fundraising and grant-making. Specifically:

•	Basic information about the Avon Foundation’s research grants are unavailable, such as the scientific question they address, their purpose and duration, and the scientists to whom they are awarded. For example, although research currently suggests that hereditary factors account for only 5-10% of all breast cancer cases, it is impossible to discern whether any of the Foundation’s grants are directed toward researching the potential contribution of man-made environmental toxins.

•	The Foundation has yet to disclose, on a city-by-city basis, the overhead expenses associated with each walk.

Avon’s 2004 annual report states, ‘The Foundation’s ultimate goal is to become the world’s largest women’s foundation.’

RESOLVED

Shareholders request that Avon Products report annually to shareholders (at reasonable cost and omitting proprietary information) on the following, beginning in 2006:

•	Total contributions (itemized by in-kind contributions, product donations and staff time) of Avon Products to the Avon Foundation,

•	Fundraising and administrative costs, separately stating those incurred in connection with each Avon 2-Day Walk for Breast Cancer,

•	Criteria for awarding research grants, including the extent to which criteria include the role of environmental factors and the role of genetic factors,

•	Geographical distribution of grants awarded for screening, treatment, patient care and support services,

•	Description of the purpose of each research grant awarded, including the scientific question addressed by the grant, and,

•	Description of the mission, function, and qualifications for serving on the Avon Foundation’s community advisory board.”

The proponent has furnished the following statement in support of the resolution:

“The incidence of breast cancer has nearly tripled in the past 50 years. Women who migrate to the U.S. acquire our breast cancer rates within one generation. In the shareholders’ opinion, these facts can simply not be explained by changes in our genes or lifestyles; it is only logical that carcinogens in food, water, air, soil, and household products are factors in the breast cancer epidemic. Avon’s prominence and ambitions in this area, in our view, obligates it to our company to adhere to the highest standards of transparency and accountability with respect to its fundraising operations and grantmaking criteria.”

Board of Directors Statement on Proposal 4

The Avon Products Foundation, Inc. (the “Foundation”), an accredited 501(c)(3) not-for-profit charity, was founded in 1955 to improve the lives of women and their families. The Foundation brings this mission to life through two key areas of focus: the fight against breast cancer and support for women’s empowerment programs, including economic advancement and the issue of domestic violence. The Avon Breast Cancer Crusade, which is the principal focus of this proposal, was launched in 1992 and now supports breast cancer programs in 50 countries. The Avon Breast Cancer Crusade has raised and awarded $400 million worldwide for access to care and finding a cure for breast cancer with a focus on supporting the medically underserved. Funding supports five areas of the breast cancer cause: awareness and education; screening and diagnosis; access to treatment; support services; and scientific research. Beneficiaries range from leading cancer centers to community based non-profit breast health programs, creating a powerful international network of research, medical, social service and community based organizations focused on defeating breast cancer and ensuring access to care.

The proponent asserts that Avon Products, Inc. and the Foundation do not provide sufficient information regarding key aspects of the fundraising and grant distribution associated with the Foundation and they seek specific information on contributions, fundraising and administrative costs, criteria for awarding grants, the geographic distribution of grants, the purpose of grants and the mission and qualifications for serving on the Foundation’s community advisory board. The Board of Directors believes that the Company and the Foundation already provide extensive information on fundraising, grant distribution and other activities of the Foundation and that the proponent’s request is burdensome and unnecessary.

The Foundation appoints independent auditors to audit its financial statements. Those financial statements are publicly filed with many states and available on the Foundation’s public website. Those independently audited financial statements set forth the amounts and sources of Foundation revenues, including total special event income (predominantly the Avon Walks for Breast Cancer), in-kind support from Avon Products and other sources, Breast Cancer Crusade items such as the Company’s Pink Ribbon products, women’s economic empowerment programs, and emergency relief funds such as the Yellow Ribbon Fund, the Heart of America and Heart of Asia funds. These same financials also include the amounts expended for program services by category, including the Breast Cancer Crusade, women’s economic empowerment programs, the Yellow Ribbon Fund and the Heart of America Fund. Further information is provided on support services, including management and general expenses and fundraising. In the notes to the Foundation’s financial statements, there is a description of each of the major program activities of the Foundation and a description of transactions involving Avon Products, Inc., including pledges from and in-kind contributions by the Company. The notes to the financials also include information regarding all special event income (predominantly the Avon Walks for Breast Cancer). This information is not broken out on a walk-by-walk basis, as it is not required for purposes of the financial statements or the Better Business Bureau Guidelines for charitable organizations. The Foundation manages the walks on an aggregate basis and, while some walks are more successful than others, believes that the geographical diversity of its walks helps to foster the mission of the Foundation through outreach, education and awareness.

The public website of the Foundation (www.avonfoundation.org) provides substantial additional details regarding the Foundation and its initiatives. The website includes a detailed listing of all programs funded by the Foundation in 2003, 2004, and 2005 and includes grant purpose, duration, location, institution and scientific question addressed. It lists all currently funded Breast Cancer programs by categories, including “Education, Outreach and Support Services,” “Screening, Diagnostic and Treatment Services” and “Medical Research and Clinical Care.” In addition, the Foundation is currently implementing a web-searchable database of programs funded. There is a similarly extensive list of women’s empowerment programs. Listings include a brief description of the purpose of the grant as well as an internet link to the website of the organization supported, so that additional information can be obtained.

The Avon Foundation Breast Cancer Fund provides more than 100 grants annually in all 50 states to community-based programs interested in providing local outreach, breast health education, linkage to screening and follow-up care in partnership with local medical providers in the neighborhoods they serve. A complete list of these Avon Foundation Breast Cancer Fund grants is available on the website.

The Fund issues grants on a competitive basis using geographically diverse peer reviewers selected annually from a broad range of breast cancer and related backgrounds including medical professionals, public health experts and directors of community health programs. The public website of the Avon Foundation Breast Care Fund (www.avonbreastcare.org) enumerates certain qualifications for peer reviewers: (a) a comprehensive knowledge of breast care, breast cancer and women’s healthcare; (b) previous experience as a grant reviewer; (c) proficiency in financial or program management for a community-based organization; (d) experience in outreach/education to older, underserved women; and (e) personal commitment to breast cancer outreach, education and screening. The website provides applications for Avon Foundation Breast Cancer Fund grants and Reviewers.

The Foundation also has a Scientific Advisory Board that advises the Foundation Board on new and renewing grant requests. Complete biographies of all Scientific Advisory Board members appear on the website. Terms are 3 years and nominations of candidates are invited on the website, where qualifications are outlined.

A thorough report and analysis of all Foundation grants from the inception of its breast cancer program in 1993 was published in October 2005 and is also available on the Foundation website.

The Company and the Foundation are very proud of the Foundation’s efforts to raise money in support of the breast cancer cause and women’s empowerment programs. The Board believes that there is extensive information publicly available regarding the contributions to, grants from, and operations of the Foundation and believes that the request for additional information sought by the proponent is unnecessary and would divert valuable Foundation resources.

Your Board of Directors recommends that you vote AGAINST Proposal 4.

PROPOSAL 5—RESOLUTION REQUESTING BENCHMARKING INCENTIVE COMPENSATION GOALS AGAINST PEER GROUP PERFORMANCE

The Company is informed that the United Brotherhood of Carpenters Pension Fund, whose address and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“RESOLVED:

That the shareholders of Avon Products, Inc. (‘Company’) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (‘Plan’), by incorporating the following principles into the Plan:

1.	The annual incentive component of the Company’s Plan should utilize financial performance criteria that can be benchmarked against peer group performance, and provide that no annual bonus be awarded based on financial performance criteria unless the Company exceeds the median or mean performance of a disclosed group of peer companies on the selected financial criteria;

2.	The long-term equity compensation component of the Company’s Plan should utilize financial and/or stock price performance criteria that can be benchmarked against peer group performance, and any options, restricted shares, or other equity compensation used should be structured so that compensation is received only when Company performance exceeds the median or mean performance of the peer group companies on the selected financial and stock price performance criteria; and

3.	Plan disclosure should allow shareholders to monitor the correlation between pay and performance established in the Plan.”

The proponent has furnished the following statement in support of the resolution:

“We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance. We believe the failure to tie executive compensation to superior corporate performance has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value. The median increase in CEO total compensation between 2003 and 2004 was 30.15% for S&P 500 companies, twice the previous year increase of 15.04% according to The Corporate Library’s CEO Pay Survey.

The pay-for-performance concept has received considerable attention, yet most executive compensation plans are designed to award significant amounts of compensation for average or below average peer group performance. Two common and related executive compensation practices have combined to produce pay-for-average-performance and escalating executive compensation.

First, senior executive total compensation levels are targeted at peer group median levels. Second, the performance criteria and benchmarks in the incentive compensation portions of the plans, which typically deliver the vast majority of total compensation, are calibrated to deliver a significant portion of the targeted amount. The formula combines generous total compensation targets with less than demanding performance criteria and benchmarks.

We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose meaningful performance criteria on which to base annual and long-term incentive senior executive compensation and then set and disclose performance benchmarks to provide for awards or payouts only when the Company exceeds peer group performance. We believe a plan to reward only superior corporate performance will help moderate executive compensation and focus senior executives on building sustainable long-term corporate value.”

Board of Directors Statement on Proposal 5

The Board of Directors and Compensation Committee strongly support the concept of performance-based executive compensation and recognize that there may be circumstances in which the imposition of additional performance criteria may be beneficial. The Board does not support Proposal 5, however, as the Board does not believe that the Company should be required to provide annual or long-term incentive compensation only if the performance targets exceed peer group benchmarks. The Compensation Committee, composed solely of members of our Board who are independent, must retain flexibility in choosing incentives that balance the variety of goals that we seek to foster through our compensation arrangements. If the requested policy were to be put in place, the resulting loss of flexibility and competitiveness could diminish the ability of the Compensation Committee to structure the balanced but competitive compensation program that is necessary to hire and retain executive talent.

As noted in the Compensation Committee Report starting on page 20, the Company’s executive incentive compensation program is tied to individual and Company performance as well as the performance of the Company’s stock. Our annual and long-term executive incentive programs are already performance based. The Board does not agree that executives should be awarded an incentive bonus solely because certain financial measures of the Company exceed peer group performance. Conversely, executives may be doing an extraordinary job in the face of unique business challenges, but still not succeed in lifting the Company’s performance above the peer group average. Under incentive compensation indexed to peer group performance, such extraordinary performance would not be recognized. Moreover, peer group performance can be impacted by many factors that may not provide comparability, possibly leading to inequitable consequences.

The Compensation Committee evaluates the compensation of key executives against a compensation peer group with whom we complete for executive talent, and also considers other competitive data. We believe that the Company would be put at a competitive disadvantage in attracting executive talent if it is restricted in setting executive incentive compensation as set forth in the Proposal.

Our Executive Incentive Plan, approved by shareholders, authorizes the Compensation Committee to select performance measures for executive incentive compensation that may not be published by peer group companies or that may not be able to be compared. These include “sales by brand,” “inventory levels,” “inventory days outstanding,” “order fill rate,” “perfect order rate,” “consumer and strategic investments” and “supply chain cost.” Thus, adoption of the Proposal would require the Compensation Committee to forego the use of these shareholder-approved goals in the future.

In addition, a significant portion of the Company’s long-term incentive compensation program consists of stock options and other stock grants. These increase in value only to the extent that Avon’s stock also increases in value. Therefore, the Board believes that that the equity component of our executive incentive program is appropriately performance-based and aligns the interest of the executives with that of our shareholders.

In conclusion, the Board believes that mandating that executive incentive compensation be provided only if the performance measures exceed those of a peer group index is unduly restrictive, unnecessary and may result in a competitive disadvantage to the Company.

Your Board of Directors recommends that you vote AGAINST Proposal 5.

PROPOSAL 6—RESOLUTION REQUESTING TOXICS POLICY REPORT

The Company is informed that Domini Social Investments LLC, with the co-sponsorship of the Board of Pensions of the Evangelical Lutheran Church in America and the As You Sow Foundation, whose addresses and share ownership will be furnished promptly upon receipt of any oral or written request therefor, intends to introduce at the Annual Meeting the following resolution:

“WHEREAS:

•	In February 2003, European Union Directive 2003/15/EC (amending Cosmetics Directive 76/768/EEC) banned the sale in Europe of cosmetics or personal care products that contain any ingredients on a list of chemicals known or suspected of causing cancer, genetic mutation, or birth defects.

•	Concern about safe cosmetics is growing among consumers, as reflected in existing and projected growth in the market for natural- and organic-based cosmetics and a concomitant expansion of product choices to meet this demand.

•	Further indicative of the need to respond to this public concern, over 200 cosmetics companies have informed the Campaign for Safe Cosmetics, a coalition of health, consumer, and advocacy groups, that they will inventory their products for ingredients that are suspected carcinogens, mutagens, and reproductive toxicants, as well as for chemicals that affect the endocrine system, accumulate in the body or persist in the environment. These companies will proactively seek safe alternatives for these chemicals, and publicly report on their progress.

Resolved: Shareholders request the Board to prepare a report analyzing and articulating Avon’s policy on using safer substitutes for chemicals that are known or suspected carcinogens, mutagens, and reproductive toxicants, as well as chemicals that affect the endocrine system, accumulate in the body, or persist in the environment. The report, prepared at reasonable cost and omitting proprietary information, should be made available to shareholders by November 1, 2006.”

The proponents have furnished the following statement in support of the resolution:

“Known as ‘the company for women,’ Avon deserves praise for its global leadership in funding screening and treatment of breast cancer. But women are increasingly concerned about preventing cancer and other health disorders in the first instance by avoiding exposures to suspect chemicals in personal care and other consumer products. Companies around the globe increasingly are adopting safer alternatives policies to build public trust, protect brand reputation, and anticipate prospective regulation. Such companies specify to their suppliers acceptable and unacceptable chemicals, and deadlines for compliance. Avon has declared that it requires that all its products are safe; by disclosing how it systematically reviews suspect chemicals and encourages safer substitutes, Avon can enhance its reputation among its health- and safety-conscious customers.

The proponents believe the report should include the following:

1.	An inventory of chemicals of concern in Avon’s and suppliers’ products (using internationally recognized lists) that are known or suspected carcinogens, mutagens, and reproductive toxicants, as well as chemicals that affect the endocrine system, accumulate in the body, or persist in the environment.

2.	A prioritization scheme for identifying safer substitutes for these chemicals.

3.	A description of procedures for ongoing reviews of toxicity information as new scientific studies become available.

4.	A description of how the company ensures that its policies are implemented throughout its supply chain.”

Board of Directors Statement on Proposal 6

Consumer safety is Avon’s number one priority. We are committed to selling only safe products and complying with applicable regulations in every country in which Avon products are sold. We closely monitor all existing, new and proposed regulations governing the sale of our products to ensure we are fully informed and in compliance with the law. Avon’s cosmetic products comply fully with the provisions of European Union Directive (2003/15/EC) wherever they are sold in the world.

Avon is committed to the use of scientifically-based risk assessment in all our determinations of ingredient and product safety. Identification of whether a chemical may be hazardous is only the first step in the risk assessment process; ultimately, risk assessment is the process of determining whether a chemical can be used safely or whether it will be harmful to either our consumers or to the environment. Since consideration of whether a chemical can cause an adverse health effect or have a detrimental effect on the environment when used as a cosmetic ingredient is a critical part of the product approval process at Avon (both for new ingredients and whenever there is new data on existing ingredients), generation of the proposed inventory of chemicals serves no useful purpose. Moreover, since only those ingredients which can be used safely are given approval, “a prioritization scheme for identifying safer substitutes” is meaningless.

Our highly qualified scientists hold PhDs in disciplines ranging from pharmacology and toxicology to chemistry, cell biology and microbiology. We require that every ingredient undergo a thorough review of all available safety information before being considered for use in cosmetic products. We continually evaluate information relevant to the safe use of our existing ingredients. Our scientists participate in industry-wide and professional scientific organizations in order to access and evaluate the very latest information. Whenever necessary, we consult with independent, recognized experts in relevant scientific fields to ensure that our internal assessments of safety are appropriate and state-of-the-art. If we determined that an ingredient could no longer be used safely, we would discontinue its use. Any further description of these procedures in a separate report serves no useful purpose.

Avon’s manufacturing requirements are governed by written Corporate Procedure Bulletins. Written specifications exist for all ingredients and finished products. Each manufacturing location (whether Avon or third party) is required to manufacture products, which meet R&D specifications and all products are required to undergo quality assurance testing. Adherence to Avon’s written policies and procedures is monitored by a separate corporate audit function. A separate report with a description of how the company ensures its policies are implemented throughout the supply chain serves no useful purpose.

Your Board of Directors recommends that you vote AGAINST Proposal 6.

SOLICITATION OF PROXIES

Avon is making this solicitation of proxies on behalf of its Board of Directors and will pay the solicitation costs. Directors, officers and other employees of Avon may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, Avon has retained Morrow & Co., Inc. at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. Avon will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending Avon’s proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2007 Annual Meeting, you must notify the Secretary of the Company in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, between January 4, 2007 and February 3, 2007. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2007 Annual Meeting, your proposal must be received by the Secretary of the Company on or before December 1, 2006. Your notice must pertain to a proper matter for shareholder action and must comply with the Company’s By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to the Secretary of the Company.

If you make a written request to the Investor Relations Department (Attention: Renee Johansen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5623), the Company will provide without charge a copy of its Annual Report on Form 10-K for 2005, as filed with the Securities and Exchange Commission.

By Order of the Board of Directors

Kim K. Azzarelli

Vice President, Associate General Counsel

and Corporate Secretary

March 31, 2006

New York, New York

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares.

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., INC.

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

Appendix A

AVON PRODUCTS, INC.

AUDIT COMMITTEE CHARTER

Revised as of December 1, 2004

Purposes

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee (1) the integrity of the Company’s financial statements, controls and disclosure; (2) the Company’s compliance with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent accountants; (4) the performance of the Company’s internal audit function and its independent accountants. The Audit Committee shall also prepare the annual Audit Committee report required by the rules and regulations of the Securities and Exchange Commission (“S.E.C.”) to be included in the Company’s annual proxy statement.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its purposes and responsibilities. It has at all times direct access to the independent accountants and to any officer or employee of the Company. The Committee also has the authority and responsibility to engage outside legal, accounting and other advisors, as it deems appropriate. Funding for any such outside advisors, for the compensation for any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and for the ordinary administrative expenses of the Committee shall be determined by the Committee and paid by the Company.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to meet the independence and financial literacy requirements of the Sarbanes-Oxley Act of 2002, the S.E.C. and the New York Stock Exchange, and each of whom also meets the qualifications for membership set forth in the Company’s Corporate Governance Guidelines. Additionally, at least one member of the Committee shall qualify as a financial expert as defined by the Sarbanes-Oxley Act of 2002 and the S.E.C. None of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall hold four regular meetings per year, plus additional meetings to review the Company’s quarterly results and quarterly reports on Form 10-Q, and such further meetings as circumstances dictate.

The Audit Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken, including with respect to an audit service or a non-audit service or the fees corresponding thereto, shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall meet periodically in executive session, including separate executive sessions with the Company’s management, the independent accountants and the Company’s internal audit staff.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its oversight responsibilities, the Committee shall:

Financial Statements and Disclosure

1.	Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of, and overall compliance with, accounting and financial reporting requirements, principles, policies and procedures, and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

2.	Meet to review and discuss with management and the independent accountants the Company’s annual audited financial statements and other financial information, including review of the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”), and recommend to the Board of Directors whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

3.	Meet to review and discuss with management and the independent accountants the Company’s financial statements and other financial information, including review of the Company’s specific disclosures under MD&A, to be included in the Company’s quarterly reports on Form 10-Q and the results of the review by the independent accountants of the quarterly financial statements.

4.	Discuss generally with management the types of information to be disclosed in the Company’s earnings press releases (including any use of pro forma information) and the type of presentation to be made of that information.

5.	Discuss generally with management the nature of financial information and earnings guidance provided to securities analysts and to credit rating agencies.

6.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review and discuss with management and the independent accountants the selection, application and disclosure of critical accounting policies and practices, including the evaluative criteria used by management in their selection, obtain a report from the independent accountants regarding all critical accounting policies and practices used by the Company.

7.	Prior to the filing of the annual report on Form 10-K, review with the independent accountants the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (relating to the conduct of the audit and the application of significant accounting policies and estimates), SAS No. 89 (relating to audit adjustments) and SAS No. 90 (relating to the quality, not just the acceptability, of the Company’s accounting principles and estimates).

8.	Review the results of each audit or review performed by the independent accountants, including any material comments and recommendations on internal controls or accounting matters by the Company’s independent accountants, any audit problems or difficulties encountered during the course of their audit work (including any restrictions on the scope of the independent accountants’ activities or on access to requested information, and any significant disagreements with management), and the Company’s responses thereto.

9.

Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all alternative treatments within generally accepted accounting principles in the United States (GAAP) for policies and practices related to material items that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants, and review any analyses prepared by management or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

10.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, obtain from the independent accountants a report of all material written communications between the independent accountants and the Company’s management, including any management letter or schedule of unadjusted differences.

11.	Obtain regularly from the independent accountants a list of all significant issues on which the national office of the independent accountants was consulted by the audit team of the independent accountants.

12.	Review the responsibilities, budget and staffing of the Company’s internal audit function, and significant internal audit findings and management’s responses thereto.

The Independent Accountants

13.	Be directly responsible for the appointment, compensation, retention and oversight of the work of any accounting firm engaged (including resolution of disagreements between management and the accountants regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, each of which accounting firms shall report directly to the Committee.

14.	Obtain and review, at least annually, a report by the independent accountants describing: (i) the firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Company. This evaluation by the Committee of the independent accountants’ qualifications, performance and independence shall include the review and evaluation of the lead audit partner and other senior members of the independent accountant engagement team. The Committee shall also consider from time to time whether there should be regular rotation of the audit firm. The Committee shall present its conclusions with respect to the independent accountants to the Board of Directors.

15.	Exercise sole authority to approve in advance all audit services and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals.

16.	Exercise sole authority to approve in advance all non-audit services to be provided by the Company’s independent accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, in accordance with procedures established by the Committee in respect of such approvals. In exercising this authority, the Committee shall consider whether the provision by the independent accountants of non-audit services to the Company is compatible with maintaining the independence of such accountants.

17.	At least once a year, obtain from the independent accountants a formal written letter disclosing all relationships between the independent accountants and the Company (including their respective related entities) that might bear on the independence of the accountants and which confirms that, in the professional judgment of the independent accountants, they are independent of the Company within the meaning of the federal securities laws, and discuss with the independent accountants their independence, consistent with Independence Standards Board Standard No. 1.

18.	Review, whenever the Committee deems it to be appropriate, the Company’s policy regarding employment by the Company of present and former employees of the independent accountants.

Controls and Compliance

19.	Review with management and the independent accountants the Company’s compliance with applicable laws and regulations, the violation of which could have a material adverse effect on the Company’s consolidated financial statements.

20.	Review with management and the independent accountants the Company’s disclosure controls and procedures and its internal controls, including any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of any material control deficiencies, as well as compliance by the Company’s employees with the Company’s code of conduct.

21.	Prior to the filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, ensure that the Chief Executive Officer and the Chief Financial Officer have disclosed to the Committee and the independent accountants, based on the most recent evaluation by those officers, any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, including identification for the independent accountants of any material weaknesses in the Company’s internal controls, and of any fraud, whether or not material, involving management or other employees who have a significant role in internal controls.

22.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls or auditing matters, and for anonymous submission by employees of the Company regarding questionable accounting or auditing matters.

23.	Discuss with management on at least an annual basis the Company’s policies with respect to risk assessment and risk management, including the guidelines and policies that govern the process by which the Company’s Chief Executive Officer and senior management assess and manage the Company’s exposure to risk. This discussion should include the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

Reports to the Board of Directors

24.	Report regularly to the Board of Directors, which reports may include, in the Committee’s judgment, any issues that may arise relating to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence of the independent accountants and the performance of the independent accountants and of the internal audit function.

The basic function of the Audit Committee is oversight. The Company’s management is responsible for preparing the Company’s financial statements and its outside independent accountants are responsible for auditing those financial statements. Management is responsible for the fair presentation of the information set forth in such financial statements in conformity with generally accepted accounting principles, and for maintaining effective disclosure controls and procedures and an effective internal control structure. The independent accountants’ responsibility is to provide their opinion, based on their audits, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Avon in conformity with generally accepted accounting principles and to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

Appendix B

AVON PRODUCTS, INC.

COMPENSATION COMMITTEE CHARTER

Revised as of January 26, 2006

Purpose

The Compensation Committee is appointed by the Board of Directors to (1) discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and (2) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the committee is composed entirely of independent directors and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee should meet separately at least once a year with the Company’s Chief Executive Officer and any other Company personnel as the Committee deems appropriate to carry out the Committee’s responsibilities as set forth below.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Establish the Company’s overall compensation and benefits philosophy;

2.

Review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer, including annual performance objectives, evaluate the performance of the Chief Executive Officer

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in light of those goals and objectives, and, based on this evaluation, recommend to the independent members of the Board of Directors for their determination and approval the salary, bonus, stock options and other benefits, direct and indirect, of the Chief Executive Officer;

3.	In determining the long-term incentive component of the compensation of the Chief Executive Officer, the Committee, together with the other independent members of the Board of Directors, should consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards given to the Company’s Chief Executive Officer in past years;

4.	Recommend to the independent members of the Board of Directors for their determination and approval the compensation for any other employee of the Company who is also a director of the Company;

5.	Determine and approve the compensation of all senior officers of the Company. For purposes of this Charter, the term “senior officer” means any officer at or above the level of Senior Vice President, any head of a Commercial Business Unit or Global Business Unit, and any Section 16 Officer that is not a member of the Board of Directors;

6.	Together with the other independent Directors, approve or recommend for shareholder approval, as appropriate, all incentive compensation plans and equity-based plans; provided, that the Committee may delegate some or all of its authority relating to the incentive compensation plans to one or more officers of the Company;

7.	Except as otherwise provided in this Charter, approve all grants of stock options, restricted stock or any other form of stock incentive award or other securities-based compensation, including such awards under the Company’s Year 2005 Stock Incentive Plan or any successor plan(s), determine the terms and conditions of such awards, and carry out the administrative responsibilities given to the Committee in such plan(s); provided, that the Committee may delegate some or all of this authority to one or more officers of the Company other than with respect to the compensation of Section 16 Officers;

8.	Approve the adoption or amendment of other employee benefit plans, including:

(i)	Any non-qualified employee benefit plan;

(ii)	Any tax-qualified employee retirement plan or related trust agreement;

(iii)	Any employee welfare benefit plan; and

(iv)	The appointment of the administrators of such plans;

provided, that the Committee may delegate some or all of this authority to one or more officers of the Company;

9.	Periodically review compensation and benefit plans for employees and make recommendations to the Board with respect to changes, where warranted; provided, that the Committee may delegate some or all of this authority to one or more officers of the Company;

10.	Establish and periodically review policies in the area of senior officer perquisites;

11.	Except as otherwise provided in this Charter, approve contracts and transactions with current and former senior officers, including employment contracts, severance arrangements and post-employment consulting arrangements;

12.	Exercise the sole authority to retain and terminate any compensation or benefits consultant or other outside advisor used to assist the Company or the Committee in evaluating director, Chief Executive Officer or senior officer compensation, including the sole authority to approve any such consultant’s or advisor’s fees and other terms of engagement;

13.	Prepare the annual report of the Compensation Committee for inclusion in the Company’s proxy statement for its annual meeting of shareholders; and

14.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties.

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Appendix C

AVON PRODUCTS, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Revised as of January 26, 2006

Purpose

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to (1) identify individuals qualified to become Board members, consistent with criteria approved by the Board; (2) recommend to the Board the candidates for directorships to be filled by the Board and the director nominees to be proposed for election at the annual meeting of shareholders; (3) develop and recommend to the Board a set of corporate governance principles applicable to the Company; (4) monitor developments in corporate governance and make recommendations to the Board regarding changes in governance policies and practices; (5) review the Company’s management succession plans, including the succession plans for the Chief Executive Officer and other senior officers, and oversee the evaluation of management; and (6) oversee the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least three times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Board may assign some or all of the Committee’s responsibilities to another committee, provided that the committee is composed entirely of independent directors and has a published charter. The Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any actions taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review and recommend to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board membership, and the compensation of non-employee directors;

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2.	Identify individuals qualified to become Board members and recommend to the Board prospective candidates for Board membership. In identifying candidates for membership on the Board, the Committee shall take into account all factors it considers appropriate, which may include professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board;

3.	Review and recommend to the Board the slate of director nominees to be proposed for election at annual meetings of shareholders and candidates to fill vacancies on the Board that occur between annual meetings of shareholders;

4.	Review qualifications for Board committee membership, giving consideration to the criteria for service on each committee as set forth in the charter for such committee, as well as any other factors that the Committee deems relevant;

5.	Recommend Board members to serve on committees of the Board and, where appropriate, make recommendations regarding removal of any member of any committee, periodic rotation of directors among the committees and limitations on service on any Board committee;

6.	Review and recommend to the Board whether to accept or reject the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election in an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), as called for by the Company’s Corporate Governance Guidelines;

7.	Review and recommend to the Board whether to accept or reject the resignation submitted by a Director for other reasons as set forth in the Company’s Corporate Governance Guidelines (i.e., age or change in job or other professional responsibilities);

8.	Review the structure and operations of the various Board committees, including their authority to delegate to subcommittees or assign responsibilities to other committees of the Board, and the reporting by the committees to the Board;

9.	Recommend to the Board the appointment of a Director to preside at all executive sessions of the non-management members of the Board, review this appointment periodically, and establish procedures for interested persons to contact the Presiding Director or the non-management Directors as a group;

10.	Develop and recommend to the Board a set of corporate governance guidelines, keep abreast of developments with regard to corporate governance and review the adequacy of the Company’s corporate governance principles and practices on at least an annual basis;

11.	Make recommendations to the Board, when appropriate, regarding the operations and procedures of the Board, such as meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings;

12.	On at least an annual basis, review and recommend to the Board actions relating to the Company’s management development and succession planning;

13.	Establish and periodically review the policies and principles for the selection and performance review of the Chief Executive Officer, as well as policies regarding Chief Executive Officer succession in the event of an emergency or the retirement of the Chief Executive Officer;

14.	Exercise the sole authority to retain and terminate any search firm or other consultant to be used to assist in identifying candidates to serve as Board members and reviewing the backgrounds and qualifications of candidates, including sole authority to approve any such firm’s or consultant’s fees and other terms of engagement;

15.	Report regularly to the Board (i) following meetings of the Committee and (ii) with respect to such other matters or recommendations as the Committee deems appropriate in carrying out its duties; and

16.	Oversee, at least annually, the evaluation of the performance of the Board and each Board Committee.

C-2

Appendix D

AVON PRODUCTS, INC.

FINANCE AND STRATEGIC PLANNING COMMITTEE CHARTER

Revised as of December 1, 2004

Purpose

The Finance and Strategic Planning Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee: (1) the financial management of the Company, including oversight of the Company’s capital structure and financing strategies, investment strategies, banking relationships and funding of the Company’s employee benefit plans; and (2) the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions.

Committee Membership, Structure and Operations

The Committee shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be “independent” under the rules of the New York Stock Exchange. Additionally, none of the members of the Committee shall be a current or former employee of the Company.

The members and Chair of the Committee shall be appointed annually by the Board upon the recommendation of the Nominating and Corporate Governance Committee and shall serve until the member’s successor is duly appointed or until the member’s earlier resignation or removal. A member may be removed at any time by the Board, with or without cause.

The Committee shall meet at least four times annually or more frequently as circumstances dictate, and shall meet periodically in executive session. It has at all times direct access to any officer or employee of the Company and to the Company’s investment advisors and strategic advisors. The Committee may at any time retain such outside advisors as the Committee deems appropriate to fulfill its responsibilities.

The Finance and Strategic Planning Committee may delegate responsibilities to a subcommittee comprised of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. The Committee may also allocate some or all of its responsibilities to another committee, provided that the other committee is composed entirely of independent directors and has a published charter.

The Committee shall review and evaluate annually the performance of the Committee and its members, including review of the compliance by the Committee with this Charter.

The Committee shall also review and assess annually the adequacy of this charter and recommend to the Nominating and Corporate Governance Committee and the Board any changes to the Charter deemed advisable by the Committee.

Responsibilities

In performing its responsibilities, the Committee shall:

1.	Review with management on a timely basis significant financial matters of the Company and its subsidiaries, including matters relating to the Company’s capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, investment of surplus funds and financial risk management.

2.	As part of the foregoing responsibility, the Committee has the authority and responsibility to:

(a)	Review and approve the Company’s annual and long-term financial strategies and objectives and related performance goals.

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(b)	Review and make recommendations to the Board with respect to:

•	Any offering of the Company’s debt or equity securities, excluding commercial paper and other short-term notes;

•	Any program or plan relating to the purchase or disposal of the Company’s stock, including Treasury shares but excluding the reacquisition of shares in connection with authorized and approved employee benefit plans;

•	Any stock split or reclassification of shares;

•	Any filing of a registration statement;

•	Any dividend declaration; and

•	Any other matters with respect to the capital stock and other securities of the Company.

(c)	Review and approve, or make recommendations to the Board with respect to, financial transactions or other matters as required by the Company’s Delegation of Authority policy, as adopted by the Board of Directors and in effect from time to time, which establishes required authorization levels for all actions by the Company.

3.	Review with management the Company’s strategic planning process and procedures and its strategic plans, and make recommendations to the Board as appropriate.

4.	Review periodically actual capital expenditures and performance against previously approved budgeted amounts.

5.	Review periodically the Company’s risk management strategies relating to foreign exchange, interest rate and other financial risk management.

6.	Review relationships with the Company’s principal lending institutions and investment and strategic advisors.

7.	Review and approve the funding for, and receive reports regarding the asset investment strategy of, the Company’s employee benefit plans.

D-2

Appendix E

AVON PRODUCTS, INC.

CORPORATE GOVERNANCE GUIDELINES

Revised as of January 26, 2006

I. Purpose of Guidelines

These corporate governance guidelines are intended to set a proper “tone at the top,” by promoting good corporate citizenship and responsible business practices, and to establish a common set of expectations to assist the Directors in performing their duties in accordance with applicable requirements, and thereby build long-term value for the Company’s shareholders. These guidelines represent the policy of the Company, as adopted by the Board of Directors. The Board will review and, if appropriate, amend these guidelines from time to time.

II. Responsibilities of the Board of Directors

The Board of Directors is elected by shareholders to oversee management and protect shareholders’ long-term interests in the Company.

Basic responsibilities

The Directors’ most basic responsibility is to exercise their business judgment to act in a manner that they reasonably believe is in the best interest of the Company and its shareholders, and, in discharging this obligation, may rely on members of Avon’s management and on the Company’s outside advisors and auditors. Directors must fulfill their responsibilities consistent with their fiduciary duties to the Company’s shareholders and in compliance with all applicable laws and regulations. Each Director must also comply with all of the Company’s policies, including its Code of Business Conduct and Ethics.

Attendance and Participation

Directors are expected to attend all regularly scheduled Board meetings and meetings of the Board Committees on which they serve, and to use their best efforts to attend any special meetings.

Directors are expected to spend the time and effort needed to discharge their responsibilities and to read the materials provided by the Company prior to each Board and Committee meeting and participate actively in each such meeting.

Orientation and Continuing Education

Within three months of being first elected to the Board, a Director is expected to participate in the Company’s orientation program for new Directors. This orientation program involves meetings with senior management to familiarize the Director with the Company’s business model, properties and operations, strategic plans, significant financial and accounting issues, compliance programs and principal officers. Thereafter, management will continue to keep the Directors informed of major business, financial, regulatory and governance trends and issues that may affect Avon’s business.

Annual Self-Assessment

The Board of Directors and the Board Committees, through the Nominating and Corporate Governance Committee, conduct an annual self-assessment to determine whether the Board and its Committees are functioning effectively. Such assessment is based in part on each Director’s written evaluation of the Board as a whole and of each Committee on which he or she serves. The results of the assessment are discussed with the non-management Directors in executive session and with the Chairman and Chief Executive Officer (“CEO”).

III. Membership on the Board

Size of the Board of Directors

The Company’s Certificate of Incorporation and By-Laws provide that the Board shall consist of a minimum of 10 and a maximum of 20 Directors. Within that range, the Board determines the number of Directors on the Board. The Nominating and Corporate Governance Committee will periodically make recommendations to the Board regarding the appropriate size of the Board, such that the Board maintains its expertise and independence while still being able to function effectively as a body.

Independence of the Members of the Board

A majority of the members of the Board of Directors must be “independent,” as defined from time to time by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Board will strive to ensure that all non-management Directors are independent. The Board assesses the independence of its members on at least an annual basis.

A Director shall not be independent:

(1)	If he or she, or any member of his or her immediate family, during the preceding five years:

(i)	In the case of the Director, is or has been an Avon Associate or, in the case of an immediate family member, is or has been an executive officer of Avon; provided, that employment as interim Chairman, CEO or other executive officer does not disqualify a Director from being independent once that employment ceases;

(ii)	Has received more than $100,000 during any twelve-month period in direct compensation from Avon, excluding: (A) director and committee fees and pension or other forms of deferred compensation for prior service (as long as that compensation is not contingent in any way on continued service); (B) any compensation received for service as an interim Chairman, CEO or other executive officer; and (C) any compensation received by an immediate family member for service as an Associate (other than an executive officer) of Avon;

(iii)	(A) Is or has been a partner of a firm that is Avon’s internal or external auditor; (B) in the case of the Director, is or has been an employee of such firm; (C) in the case of an immediate family member, is or has been an employee of such firm who participates or participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice or worked on Avon’s audit within that time; or

(iv)	Is or has been employed as an executive officer of a company where any of Avon’s present executives serves or has served on the compensation committee of the board of directors; or

(2)	If the Director is a current employee or an immediate family member is a current executive officer of a company that has made payments to, or has received payments from, Avon for property or services (excluding contributions by Avon to tax-exempt organizations) in an amount which, in any of the last five fiscal years, exceeded the greater of $1,000,000 or 1% of that other company’s consolidated gross revenues.

For purposes of these Corporate Governance Guidelines, “Immediate family member” includes a Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than household employees) who shares the Director’s home.

In addition, the Board must affirmatively determine at least annually that the Director does not have a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board will broadly consider all relevant facts and circumstances and will consider this issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. This consideration will include: (1) the nature of the relationship; (2) the significance of the relationship to Avon, the other organization and the individual

Director; (3) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the Director any special benefits; and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of Avon stock will not, by itself, be a bar to independence. In assessing the independence of Directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) 1% of Avon’s revenues or 1% of the revenues of the other organization involved.

Avon will disclose in its annual proxy statement any contributions it makes to any tax-exempt organization in which a Director serves as an executive officer if, within the preceding five years, contributions in any single fiscal year exceeded the greater of $1,000,000 or 1% of that tax-exempt organization’s consolidated gross revenues.

Other Qualifications

The Nominating and Corporate Governance Committee is responsible for making recommendations to the Board regarding additional qualifications for Board membership. All Directors should possess the highest standards of personal and professional ethics, character and integrity. The Nominating and Corporate Governance Committee also takes into account all other factors it considers appropriate, which may include professional experience, knowledge, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board.

The Board recommends that, except in unusual circumstances, if a Director is employed full-time by a public company, such Director limit the number of boards on which he or she sits to the boards of two other public companies (in addition to Avon’s Board and that of his or her employer). If the Director is not employed full-time by a public company, the Board recommends that, except in unusual circumstances, he or she sit on the boards of no more than four other public companies (in addition to Avon’s Board). The Nominating and Corporate Governance Committee reviews on a case-by-case basis situations concerning significant involvement by a Director in non-profit or charitable organizations.

Selection of Directors

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and for making recommendations to the Board regarding: (i) nominees for Board membership to fill vacancies and newly created positions, and (ii) the persons to be nominated by the Board for election at the Company’s annual meeting of shareholders. In making its recommendations, the Nominating and Corporate Governance Committee evaluates each candidate based on the independence and other qualification standards described above. The Board then determines whom to elect to the Board, pending the next annual election by shareholders.

If there is a need for a new Director because of an open position on the Board or because the Board has determined to increase the total number of Directors, the Nominating and Corporate Governance Committee may retain a third-party search firm to locate candidates that meet the needs of the Board at that time.

The Nominating and Corporate Governance Committee does not solicit Director nominations, but will consider Director candidates recommended by shareholders if properly submitted to the Committee. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in Avon’s By-laws.

The By-Laws provide for the annual election of directors at the annual meeting of shareholders.

Tenure

In accordance with Avon’s Restated Certificate of Incorporation and By-laws, as amended on May 5, 2005, Directors serve one-year terms. The Board does not believe in limiting the number of terms that a Director may serve, as term limits could deprive the Company and its shareholders of valuable Director experience and familiarity with the Company and its operations.

Resignation and Retirement

In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following certification of the shareholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Nominating and Corporate Governance Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to recommend the acceptance or rejection of the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, and these guidelines.

The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

Any Director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

The guideline contained in the foregoing paragraphs will be summarized or included in each proxy statement relating to an election of directors of the Company.

If a Director’s job or other professional responsibilities changes significantly from the job or responsibilities that the Director held when he or she joined the Board, the Director is expected to offer his or her resignation from the Board to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will recommend to the Board whether or not such resignation should be accepted and the Board will decide whether or not to accept such resignation.

Directors are expected to submit their resignation from the Board when they reach the age of 70. The Board has discretion to decide whether or not to accept such resignation. A CEO who retires or leaves the Company is expected to submit simultaneously his or her resignation from the Board and will not be renominated for membership on the Board.

To the extent that one or more Directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

IV. Chairman of the Board

In practice, the positions of CEO and Chairman of the Board are held by the same person, except in unusual circumstances. The Board believes this structure has served the Company well, but will reevaluate this structure from time to time.

V. Board Meetings

Frequency and Scheduling

The Board holds regularly scheduled meetings approximately seven times a year. The scheduling of these meetings is determined by the Chairman, in consultation with the Secretary and members of the Board. The Secretary prepares a schedule for such regular meetings on an annual basis and timely notifies the Board of any changes in the schedule.

Strategic Review Meeting

At least once a year, the Board holds an extended meeting during which the Board reviews the Company’s short-term and long-term strategic goals and initiatives and other significant issues that are expected to affect the Company in the future.

Management Development Meeting

At least once a year, the Board holds an off-site meeting to review management development and succession. See “Oversight of Management—Management Development and Succession Planning” below.

Agendas

The Chairman of the Board and CEO and the Secretary establish the agenda for each Board meeting, taking into consideration subjects requested by the Directors. Any Director may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. Certain items pertinent to the oversight and monitoring function of the Board are brought to the Board regularly.

The agenda generally includes an executive session of the non-management Directors, reports of Board Committee activities, a report of management and presentations on one or more business subjects.

Briefing Materials

The Secretary distributes the agenda and, to the extent practical, the associated briefing materials to the Directors approximately one week in advance of each Board meeting, to allow the Directors time to prepare for a meaningful discussion of the items at the meeting.

Attendance of Members of Management; Access to Others

The Chief Financial Officer and General Counsel regularly attend Board and Committee meetings. At the invitation of the Board, on the recommendation of the CEO, other members of management attend Board or Committee meetings or portions thereof to participate in the discussion or to make presentations relating to areas of the Company’s operations for which they are responsible.

Directors have full and direct access to all Avon associates and the Company’s outside advisors. The Board may also retain its own independent legal, accounting, financial and other advisors, as it deems appropriate.

VI. Executive Sessions

The non-management Directors meet in regularly scheduled executive sessions, as needed, in connection with scheduled Board meetings, without the management Directors or other members of management. If the non-management Directors include a Director who is not independent, the independent non-management Directors will meet at least once a year in executive session.

The Company does not have a “lead” Director. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has appointed a Presiding Director to preside at all executive sessions of the Board and will review this appointment periodically. In the absence of such Director from any executive session, the non-management Directors will choose from amongst themselves one Director to preside at such executive session.

An interested person who wishes to contact either the Presiding Director or the non-management Directors as a group may do so by addressing his or her correspondence to either the Presiding Director or the Non-Management Directors, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a Director will be forwarded to that Director.

VII. Board Committees

Standing Committees

The Board of Directors has four standing Committees: Audit; Compensation; Nominating and Corporate Governance; and Finance and Strategic Planning. The responsibilities of each Committee are set forth in its charter, as established by the Board of Directors, which are available on the Company’s website.

Membership on the Committees

Size of Committees; Qualifications for Membership

Each Committee must consist of at least three Directors. Each member of a Committee must meet the independence standard described above.

The members of the Audit Committee must at all times meet the additional independence and experience requirements applicable to such Committee established by the listing standards of the New York Stock Exchange and other applicable laws and regulations. The Company has a policy prohibiting the members of its Audit Committee from serving on the audit committees of more than two other public companies, in addition to Avon’s Audit Committee.

Selection of Committee Members

The Nominating and Corporate Governance Committee periodically makes recommendations to the Board regarding Committee membership assignments. In making such recommendations, the Nominating and Corporate Governance Committee considers the independence and other requirements, as well as the mix of skills and experience needed for each Committee. The Board rotates Committee membership periodically and generally rotates the Chairmen of the Committees approximately every five years, although it retains discretion to make exceptions to this practice in appropriate circumstances.

Generally, each Director is expected to serve on two Committees. Due to the significant demands on their time, however: (i) Directors may not serve simultaneously as a member of the Audit and Compensation Committees; (ii) neither the Chairman of the Audit Committee nor the Chairman of the Compensation Committee may serve as the Chairman of any other Board Committee; and (iii) the Chairman of the Audit Committee is not expected to serve as a member of any other Committee.

Meetings of Committees

The Chairman of a Committee, in consultation with senior management, determines the frequency, scheduling and agendas of Committee meetings. Committee members may suggest items for inclusion on the agenda and may raise at any meeting a subject that is not on the agenda. The Secretary for each Committee distributes the agenda and, to the extent practical, the associated briefing materials to the Committee members approximately one week in advance of each Committee meeting, to allow the Committee members time to prepare for a meaningful discussion of the items at the meeting.

The Chairman of each Committee ensures that sufficient time is allotted for each Committee meeting to ensure that the agenda is covered in its entirety. Meetings of the Audit Committee that are scheduled in conjunction with Board meetings are typically held on the day before the Board meeting to ensure that there is sufficient time for discussion of all pertinent issues.

The Board Committees meet in executive session from time to time, as needed.

Access of and to Committees

Each Committee has full and direct access to all Avon associates and the Company’s outside advisors, and has the authority to retain its own independent legal, accounting, financial and other advisors, as such Committee deems appropriate.

Any associate who has a complaint or other concern involving accounting, auditing or other financial matters relating to the Company has direct access to the Audit Committee, in accordance with the Company’s Code of Business Conduct and Ethics and the procedures set forth therein.

VIII. Director Compensation, Stock Ownership Guidelines and Indemnification

Director Compensation

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management Directors. In setting this compensation, the Nominating and Corporate Governance Committee considers the form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the Directors with those of the shareholders. The Committee also considers the impact on the perceived independence of the Directors of compensation in excess of customary amounts and of indirect compensation, such as consulting contracts and charitable contributions to organizations with which a Director is affiliated.

Directors who are employed by the Company or any subsidiary of the Company receive no remuneration for their services as a Director. The Company maintains a Compensation Plan for Non-Employee Directors, which currently provides that each non-management Director receives an annual retainer consisting of cash and an annual grant of restricted stock. In addition to the annual retainer, each non-management Director receives a retainer for service on each Board Committee of which he or she is a member and an additional fee if he or she serves as Chairman of a Board Committee. Restricted stock granted to Directors as part of their annual retainer may not be sold until the termination of such Director’s service with the Company.

Director Stock Ownership Guideline

The Board has adopted a stock ownership guideline for non-management Directors requiring them to own common stock of the Company having a value equal to or greater than five times the annual retainer for Directors. Directors have five years from the September 2001 adoption of the guideline to achieve the required ownership level, or five years from the date of their election to the Board, if later. Shares of stock owned of record or beneficially by the Directors (including shares owned by members of their immediate families) and shares of restricted stock are counted toward satisfaction of this ownership guideline; vested and unvested stock options do not count toward the stock ownership guideline.

The Board expects each new Director to become a shareholder of the Company prior to the solicitation of proxies for such Director’s election.

Director Indemnification

The Directors are entitled to the benefits of indemnification to the fullest extent permitted by law, the Company’s Certificate of Incorporation and By-Laws. It is expected that the Company will maintain reasonable directors’ and officers’ liability insurance for the benefit of the Directors.

IX. Oversight of Management

CEO Performance Evaluation and Compensation

The Compensation Committee reviews and recommends to the independent members of the Board of Directors the CEO’s annual performance goals, which are based on the Company’s financial and strategic objectives at that time. Each year, the independent Directors evaluate the CEO’s performance against these objectives and also takes into account their assessment of the CEO’s performance based on their responses to a written questionnaire. The independent Directors discuss the results of this evaluation in executive session, after which the Chairman of the Compensation Committee, on behalf of the independent Directors, conducts a formal performance review with the CEO.

The independent Directors approve the CEO’s compensation based on the outcome of this formal performance review as well as an analysis of competitive market data. In determining the long-term component of the CEO’s compensation, the independent Directors consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies and awards given to the Company’s CEO in past years.

Management Development and Succession Planning

The Nominating and Corporate Governance Committee is responsible, on at least an annual basis, for reviewing and recommending to the Board actions relating to management development and succession planning. The CEO meets with the Board at least annually to discuss CEO succession plans and to identify high potential candidates for other senior management positions.

The Nominating and Corporate Governance Committee is responsible for establishing and thereafter periodically reviewing the policies and principles for the selection and performance review of the Company’s CEO as well as the policies regarding CEO succession in the event of an emergency or the retirement of the CEO. The Company also strives to have in place at all times succession plans for the top management positions in the Company. These plans may include the development of high-potential associates for additional responsibilities or seeking new talent and skills from sources outside the Company.

Equity compensation plans

The Company has traditionally obtained shareholder approval of equity-based compensation plans and it is the Company’s policy that it will continue to obtain shareholder approval for all plans that are defined by the New York Stock Exchange or other applicable rules as “equity-based compensation plans.”

Annual Meeting Admission Ticket
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DESIGNATION (IF ANY)	000000000.000 ext
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2006 Annual Meeting of Shareholders

Thursday, May 4, 2006 at 10:00 a.m.
Directors Guild of America Theater
110 West 57th Street
New York, New York 10019

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Annual Meeting Proxy Card	123456	C0123456789	12345

☐ Please mark this box with an X if your address has changed and print the new address below.	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)	+
_________________________________________
_________________________________________

A	Election of Directors		B	Proposals
The Board of Directors recommends a vote FOR the listed nominees.			The Board of Directors recommends a vote FOR Proposal 2.
1.	Nominees:				For	Against	Abstain
	01 - W. Don Cornwell	06 - Maria Elena Lagomasino	2.	Ratification of the appointment of independent registered public accounting firm	☐	☐	☐
	02 - Edward T. Fogarty	07 - Ann S. Moore
	03 - Stanley C. Gault	08 - Paul S. Pressler
	04 - Fred Hassan	09 - Paula Stern
	05 - Andrea Jung	10 - Lawrence A. Weinbach
			The Board of Directors recommends a vote AGAINST Proposals 3, 4, 5 and 6.
					For	Against	Abstain

	☐ To Vote FOR All Nominees	☐ To WITHHOLD Vote From All Nominees	3.	Resolution regarding director election by majority vote	☐	☐	☐

	☐ For All Except-	To withhold a vote for any nominee(s), mark this box with an X and the appropriately numbered box(es) from the list below.	4.	Resolution regarding report on breast cancer fundraising and grant distribution	☐	☐	☐

	01 - ☐ 02 - ☐ 03 - ☐ 04 - ☐ 05 - ☐		5.	Resolution regarding benchmarking of incentive compensation goals against peer group performance	☐	☐	☐

	06 - ☐ 07 - ☐ 08 - ☐ 09 - ☐ 10 - ☐		6.	Resolution regarding toxics policy report	☐	☐	☐

			Please mark this box with an X if you plan to attend the Annual Meeting.		☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated March 31, 2006.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Admission Ticket

(If you plan to attend the Annual Meeting,

bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders

Thursday, May 4, 2006 at 10:00 a.m.

Directors Guild of America Theater

110 West 57th Street

New York, New York 10019

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Avon Products, Inc. Proxy Card Solicited on Behalf of the Board of Directors Voting Instruction Card to J.P. Morgan Chase Bank, Trustee And Fidelity Management Trust Company, Trustee	+

The undersigned hereby appoints Charles W. Cramb, Gilbert L. Klemann, II and Kim K. Azzarelli, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 4, 2006, and at any adjournments or postponements thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, and Fidelity Management Trust Company, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan or the Avon Puerto Rico Associates’ Savings Plan, and which are entitled to be voted at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card. Unless your card is received by May 1, 2006, and unless you have specified your instructions, your Shares cannot be voted by the Trustees.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

•	All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1) and ratification of the Company’s independent registered public accounting firm for 2006 (Proposal 2), and all such Shares will be voted AGAINST Proposals 3, 4, 5 and 6.

•	All Shares allocated under the Avon Personal Savings Account Plan and the Avon Puerto Rico Associates’ Savings Plan WILL NOT BE VOTED.

Instruction for Cumulative Voting for Directors: Unless otherwise specified below, this proxy/instruction card shall authorize the proxies listed above to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for directors, as such proxies shall determine in their sole discretion. To specify a method of cumulative voting, mark the below box with an “X” and write the number of Shares and the name(s) of the nominee(s) for directors in the space below. If you wish to cumulate your votes, you must vote by using the proxy card rather than voting by telephone or the Internet.

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Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/ EXPRESSVOTE

• Outside the U.S. or Canada, call 1-781-575-2300.	• Enter the information requested on your computer screen and follow the simple instructions.

• Follow the simple instructions provided by the recorded message.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 11:59 p.m., New York Time, on May 3, 2006.

THANK YOU FOR VOTING

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